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             SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


                                  BY AND AMONG


                       MRS. FIELDS' ORIGINAL COOKIES, INC.


                                  AS BORROWER,


                                       AND


                          FOOTHILL CAPITAL CORPORATION


                                    AS LENDER


                          DATED AS OF JANUARY 16, 2003

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             SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of January 16, 2003 between FOOTHILL CAPITAL CORPORATION, a California corporation ("Lender"), and MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation ("Borrower").

     WHEREAS, Borrower and LaSalle National Bank, a national banking association (the "Existing Lender") are parties to that certain Amended and Restated Loan Agreement dated as of February 28, 1998, (as amended, modified or supplemented as of the date hereof, the "Credit Facility");

     WHEREAS, Borrower and the Existing Lender have agreed to refinance the Credit Facility and Lender has agreed to provide additional financial accommodations to Borrower as permitted under Sections 4.09 (vii) and (xi) of the Borrower's Indenture (as hereinafter defined);

     WHEREAS, in connection with the refinancing of the Credit Facility the Existing Lender has assigned all of its right, title and interest in and to the Credit Facility to Lender;

     WHEREAS, to effectuate the refinancing the parties desire to amend and restate the Credit Facility in its entirety on the terms and conditions set forth herein and amend and restate the other agreements between Borrower, any guarantor and Existing Lender; and

     WHEREAS, subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents (as hereinafter defined), Lender shall (i) continue to provide the Credit Facility of up to $9,900,000 and (ii) provide Letters of Credit (as hereinafter defined) up to $2,000,000 available upon Borrower's request therefor for an aggregate total of up to $11,900,000 and the parties agree as follows:

1.   DEFINITIONS AND CONSTRUCTION.

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

          "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

          "ACCOUNTS" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

          "ACH TRANSACTIONS" means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal


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Reserve Fedline system) provided by Wells Fargo or its Affiliates for the account of Borrower or its Subsidiaries.

          "ACTUAL TAX PAYABLE" has the meaning set forth in SECTION 7.11(a)(iv).

          "ADDITIONAL DOCUMENTS" has the meaning set forth in SECTION 4.4.

          "ADJUSTED EBITDA" means with respect to any Person, EBITDA PLUS (a) to the extent and only to the extent deducted from earnings used in calculating EBITDA, the sum of $5,300,000 related to the Wal-Mart store impairment charges incurred in June 2002 for any period that includes the month of June 2002, (b) to the extent and only to the extent deducted from earnings used in calculating EBITDA, non-cash charges in compensation expense attributable to stock options granted by Parent in the aggregate amount over the term of this Agreement of up to $2,000,000, (c) to the extent and only to the extent deducted from earnings used in calculating EBITDA and only to the extent not already deducted from earnings as a result of CLAUSE (a) above, charges related to the closure of Borrower's operations in Wal-Mart stores in an aggregate amount of up to $1,950,000, (d) to the extent and only to the extent deducted from earnings used in calculating EBITDA, charges related to the impairment of goodwill under the Statement of Financial Accounting Standards No. 142 for Fiscal Year 2002 of up to $39,111,000, and (e) to the extent and only to the extent not already included in the calculation of EBITDA, the amounts received by Borrower as proceeds from the sale of TCBY Americana up to the amount of $2,500,000 whether or not such sale would be considered an "extraordinary gain" under GAAP; and LESS the sum of $1,500,000 in insurance proceeds received in July 2002 for any period that includes the month of July 2002.

          "ADVANCES" has the meaning set forth in SECTION 2.1.

          "AFFILIATE" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; PROVIDED, HOWEVER, that, for purposes of SECTION 7.14 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

          "AGREEMENT" has the meaning set forth in the preamble hereto.

          "AIRPORT COOKIES" means Airport Cookies, an Ohio corporation.

          "APPLICABLE PREPAYMENT PREMIUM" means, as of any date of determination, an amount equal to the product of (i) 0.10% of the Maximum Revolver Amount plus the Maximum L/C Amount MULTIPLIED BY (ii) the number of calendar months (including partial months) remaining until the Maturity Date.

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          "ASSIGNED CONTRACTS" has the meaning set forth in SECTION 3.1(c)(xvi).

          "ASSIGNEE" has the meaning set forth in SECTION 14.1(a).

          "AUTHORIZED PERSON" means any officer or other employee of Borrower.

          "AVAILABILITY" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, the amount that Borrower is entitled to borrow as Advances under SECTION 2.1 (after giving effect to all then outstanding Obligations (other than Bank Products Obligations) and all sublimits and reserves applicable hereunder).

          "BANK PRODUCT AGREEMENTS" means those certain cash management service agreements entered into from time to time by Borrower or its Subsidiaries in connection with any of the Bank Products.

          "BANK PRODUCT OBLIGATIONS" means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower or its Subsidiaries to Wells Fargo or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Borrower is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Borrower or its Subsidiaries pursuant to the Bank Product Agreements.

          "BANK PRODUCTS" means any service or facility extended to Borrower or its Subsidiaries by Wells Fargo or any Affiliate of Wells Fargo including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

          "BANK PRODUCT RESERVES" means, as of any date of determination, the amount of reserves that Lender has established (based upon Wells Fargo's or its Affiliate's reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

          "BANKRUPTCY CODE" means the United States Bankruptcy Code, as in effect from time to time.

          "BASE RATE" means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate," with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

          "BASE RATE MARGIN" means 1.75 percentage points.

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          "BENEFIT PLAN" means a "defined benefit plan" (as defined in SECTION
3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

          "BOARD OF DIRECTORS" means the board of directors (or comparable managers) of each of Borrower and the Guarantors, as applicable, or any committee thereof duly authorized to act on behalf of the board.

          "BOOKS" means Borrower's and its Subsidiaries' now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of Borrower's or its Subsidiaries' Records relating to its or their business operations or financial condition, and all of its or their goods or General Intangibles related to such information).

          "BORROWER" has the meaning set forth in the preamble to this Agreement.

          "BORROWER'S ENTERPRISE VALUE" means $97,000,000 or such other value of Borrower's business and assets as determined by Lender or a third party qualified appraiser acceptable to Lender, all as determined in Lender's sole discretion.

          "BORROWER'S INDENTURE" means that certain Indenture dated as of November 26, 1997, by and among Borrower, as issuer, MFBI, as guarantor, and The Bank of New York, as trustee.

          "BORROWER'S SHARE" means a fraction, (x) the numerator of which is the sum of the amounts that would be the net taxable income of Borrower and each direct and indirect Subsidiary of Borrower that is a member of the Group (without duplication) that have net taxable income for such Taxable Period calculated by taking into account only income, gain, loss, deduction and credit of such amounts for such Taxable Period and (y) the denominator of which is the sum of the amounts that would be the net taxable income of each of the members of the Group (without duplication) that have net taxable income for such Taxable Period calculated by taking into account only income, gain, loss, deduction and credit of such amounts for such Taxable Period.

          "BORROWING" means a borrowing hereunder of an Advance.

          "BORROWING BASE" has the meaning set forth in SECTION 2.1.

          "BORROWING BASE CERTIFICATE" means a certificate in the form of EXHIBIT B-1 executed and delivered by a Certifying Officer.

          "BUSINESS DAY" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "CAPITAL EXPENDITURES" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring

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period for any fixed asset or improvements or for replacements, substitutions or additions thereto that are required or permitted to be capitalized under GAAP.

          "CAPITAL LEASE" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          "CAPITALIZED LEASE OBLIGATION" means any Indebtedness represented by obligations under a Capital Lease.

          "CASH EQUIVALENTS" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's;
(c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, (d) certificates of deposit or bankers' acceptances and time deposits maturing within 1 year from the date of acquisition thereof either (i) issued by any bank (A) organized under the laws of the United States or any state thereof or the District of Columbia which bank has a rating of A or A2, or better, from S&P or Moody's, or (B) any U.S. branch of a foreign bank which has at the date of acquisition thereof a combined capital and surplus of at least $100,000,000, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation; (e) repurchase agreements with a term of not more than 7 days entered into with (i) a bank organized under the laws of the United States or any state thereof which has a rating of A or A2, or better, from S&P or Moody's, or (ii) any U.S. branch of a foreign bank which has at the date of the repurchase agreement a combined capital and surplus of at least $100,000,000; and (f) investments in money market funds that invest substantially all their assets in Cash Equivalents.

          "CASH MANAGEMENT BANK" has the meaning set forth in SECTION 2.7(a).

          "CASH MANAGEMENT ACCOUNT" has the meaning set forth in SECTION 2.7(a).

          "CASH MANAGEMENT AGREEMENTS" means those certain cash management service agreements, in form and substance reasonably satisfactory to Lender, each of which is among Borrower or a Guarantor, as the case may be, Lender, and one of the Cash Management Banks.

          "CERTIFYING OFFICER" means the chief financial officer or treasurer of Borrower.

          "CHANGE OF CONTROL" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), (other than Parent) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 15%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors of Borrower do not constitute Continuing Directors, or (c) Borrower ceases to directly own and control 100% of the

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outstanding capital Stock of each of its Subsidiaries extant as of the Closing
Date other than LV-H&M LLC, a Nevada limited liability company and UVEST, LLC, a Utah limited liability

          "CLOSING DATE" means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Lender sends Borrower a written notice that each of the conditions precedent set forth in SECTION 3.1 either have been satisfied or have been waived.

          "CLOSING DATE BUSINESS PLAN" means the set of Projections of Borrower for the 2 year period following the Closing Date (on a year by year basis and on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Lender which are attached hereto as SCHEDULE C-2.

          "CMBC" means CMBC, Inc.

          "CODE" means the Uniform Commercial Code, as in effect in the State of California from time to time.

          "COLLATERAL" means all of Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

          (a)  Accounts,

          (b)  Books,

          (c) Commercial Tort Claims (including, without limitation, the Commercial Tort Claims listed on SCHEDULE C-1),

          (d)  Deposit Accounts,

          (e)  Equipment,

          (f)  General Intangibles,

          (g)  Inventory,

          (h)  Investment Property,

          (i)  Negotiable Collateral,

          (j)  Real Property Collateral,

          (k) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender,

          (l) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, or other tangible

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or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, and

          (m) to the extent not included in the foregoing, all other personal property of any kind or description.

          "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Lender.

          "COLLATERAL ASSIGNMENT" means that certain collateral assignment agreement between Borrower and Lender, in form and substance reasonably satisfactory to Lender.

          "COLLECTIONS" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, franchise royalties, licensing royalties, dividends and tax refunds) of Borrower and its Subsidiaries.

          "COMMERCIAL TORT CLAIMS" means all of Borrower's now owned or hereafter acquired right, title and interest with respect to any "commercial tort claim" as that term is defined in the Code.

          "COMPANY STORES" means the retail outlets owned or leased and operated by Borrower and its Subsidiaries.

          "COMPANY STORE CLOSING EXPENSES" means the expenses incurred by Borrower and its Subsidiaries in connection with the closure of any Company Store.

          "COMPANY STORE SALE" means the sale of a Company Store to a franchisee which is not an Affiliate of Parent, Borrower and any Subsidiary.

          "COMPANY STORE SALE COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C-2 executed and delivered by a Certifying Officer of Borrower to Lender.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C-1 executed and delivered by a Certifying Officer of Borrower to Lender.

          "CONSENT TO ASSIGNMENT" means a consent to assignment delivered by the applicable third party(ies) as required hereunder, the form and substance of which is reasonably satisfactory to Lender.

          "CONTINUING DIRECTOR" means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and
(b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are

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used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

          "CONTROL AGREEMENT" means a control agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower or a Guarantor, as applicable, Lender, and the applicable securities intermediary with respect to a Securities Account or bank with respect to a deposit account.

          "CORKY'S ACCOUNT" has the meaning set forth in SECTION 7.13.

          "CORKY'S SECURITY AGREEMENT" means that certain Security Agreement dated as of October 30, 2000 among Borrower, Parent, Peachtree Pretzel, Sunshine Pretzel, CMBC and the Corky's Shareholders.

          "CORKY'S SHAREHOLDERS" means each of Francis X. I. Purcell, Norma J. Purcell, Thomas Purcell, Angela Purcell, Karyn Purcell, Deborah Purcell, Susan Purcell, Mark Purcell, Robert L. Green, Lori Dunn Green, George Matthew, Dianne Matthew, Steven Heckenluber, Michelle Heckenluber, Brian J. Harris Julie L. Harris, Curtis Bair, Jay James, and Deborah James.

          "CREDIT CARD AGREEMENTS" means those irrevocable assignment agreements between Lender and credit card clearinghouses and processors of Borrower, the form and substance of which are reasonably satisfactory to Lender.

          "CREDIT FACILITY" has the meaning set forth in the preamble of this Agreement.

          "DAILY BALANCE" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

          "DEFAULT" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

          "DEPOSIT ACCOUNT" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to any "deposit account" as that term is defined in the Code.

          "DESIGNATED ACCOUNT" means that certain Deposit Account of Borrower identified on SCHEDULE D-1.

          "DESIGNATED ACCOUNT BANK" means LaSalle Bank, whose office is located at 135 South LaSalle Street, Chicago, IL 60603, and whose ABA number is 071000505.

          "DISBURSEMENT LETTER" means an instructional letter executed and delivered by Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Lender.

          "DOLLARS" or "$" means United States dollars.

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          "DUE DILIGENCE LETTER" means the due diligence letter sent by Lender's counsel to Borrower, together with Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Lender.

          "EBITDA" means, with respect to any fiscal period, Borrower's and its Subsidiaries consolidated net earnings (or loss), MINUS extraordinary gains and interest income, PLUS interest expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP.

          "ECONOMIC ANALYSIS" means that certain economic analysis as calculated in the Store/Franchise Sale Summary Information report form provided to Lender and substantially in the form of EXHIBIT E-1 attached hereto.

          "ENVIRONMENTAL ACTIONS" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower, any of its Subsidiaries or any predecessor in interest,
(b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower, any of its Subsidiaries or any predecessor in interest.

          "ENVIRONMENTAL INDEMNITY AGREEMENT" means that certain Environmental Indemnity Agreement executed and delivered by Borrower in favor of Lender, in form and substance reasonably satisfactory to Lender.

          "ENVIRONMENTAL LAW" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower or any of its Subsidiaries, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 USC
Section 2601 ET SEQ.; the Clean Air Act, 42 USC Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 USC Section 3803 ET SEQ.; the Oil Pollution Act of 1990, 33 USC Section 2701 ET SEQ.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC Section 11001 ET SEQ.; the Hazardous Material Transportation Act, 49 USC Section 1801 ET SEQ.; and the Occupational Safety and Health Act, 29 USC Section 651 ET SEQ. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

          "ENVIRONMENTAL LIABILITIES AND COSTS" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

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          "ENVIRONMENTAL LIEN" means any Lien in favor of any Governmental
Authority for Environmental Liabilities and Costs.

          "EQUIPMENT" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

          "ERISA AFFILIATE" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

          "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

          "EXCESS AVAILABILITY" means the amount, as of the date any determination thereof is to be made, equal to Availability MINUS the aggregate amount, if any, of all trade payables of Borrower aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as in effect from time to time.

          "EXISTING LENDER" has the meaning set forth in the preamble of this Agreement.

          "EXISTING L/C" has the meaning set forth in SECTION 2.12(f).

          "FAIRFIELD FOODS" means Fairfield Foods, Inc., a New Jersey corporation.

          "FEIN" means Federal Employer Identification Number.

          "FISCAL CALENDAR" means that certain fiscal calendar prepared by Borrower and attached hereto as Schedule F-1.

          "FISCAL MONTH" means each month of Borrower's Fiscal Year as reflected on the Fiscal Calendar.

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          "FISCAL QUARTER" means each fiscal quarter of Borrower's Fiscal Year as reflected on the Fiscal Calendar.

          "FISCAL YEAR" means each fiscal year of Borrower as reflected on the Fiscal Calendar.

          "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any fiscal period, the ratio of (a) Adjusted EBITDA for such period plus Company Store Closing Expenses incurred during such period to (b) Fixed Charges for such period.

          "FIXED CHARGES" means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid in cash during such period and with respect to Borrower, scheduled payments of interest made by Borrower on the notes issued pursuant to the Parent's Indenture, PLUS (b) scheduled payments of principal with respect to Indebtedness during such period and with respect to Borrower, scheduled payments of principal made by Borrower on the notes issued pursuant to the Parent's Indenture, PLUS (c) the aggregate amount of any Taxes paid in cash during such period PLUS (d) Capital Expenditures, PLUS (e) cash paid in connection with Company Store Closing Expenses during such period.

          "FRANCHISE AGREEMENTS" means the franchise agreements related to Borrower's and its Subsidiaries' business.

          "FUNDING DATE" means the date on which a Borrowing occurs.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "GACC" means Great American Cookie Company, Inc., a Delaware corporation.

          "GACC FRANCHISE SUBSIDIARY" has the meaning set forth in SECTION
7.3(d).

          "GENERAL INTANGIBLES" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights (including rights under all royalty and licensing agreements), rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, Intellectual Property Rights, goodwill, purchase orders, customer lists, monies due or recoverable from pension funds, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, Deposit Accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

          "GOVERNING DOCUMENTS" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

          "GROUP" has the meaning set forth in the Tax Allocation Agreement.

          "GUARANTOR" means each of GACC, Pretzelmaker, MFC(Australia), Pretzel Time, Inc., a Utah corporation and Mrs. Fields Gifts, together with all domestic Subsidiaries formed after the Closing Date.

          "GUARANTY" means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Lender, in form and substance reasonably satisfactory to Lender.

          "HAZARDOUS MATERIALS" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity," (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "HEDGE AGREEMENT" means any and all transactions, agreements, or documents now existing or hereafter entered into between Borrower or its Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower's or its Subsidiaries' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

          "INACTIVE SUBSIDIARY" means a Subsidiary which does not have any operations and does not have any assets worth more than $100,000 in the aggregate.

          "INDEBTEDNESS" means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products (other than debt incurred in the ordinary course of business for workers' compensation insurance repayable in accordance with customary practices), (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower or its Subsidiaries, irrespective of whether such obligation or liability is assumed,
(e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business for the delivery of goods and services and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

          "INDEMNIFIED LIABILITIES" has the meaning set forth in SECTION 11.3.

          "INDEMNIFIED PERSON" has the meaning set forth in SECTION 11.3.

          "INDENTURES" means, collectively, the Borrower's Indenture and the Parent's Indenture.

          "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "INTELLECTUAL PROPERTY RIGHTS" means all rights in, arising out of or associated with any trademark, service mark, trade name, logo and the goodwill associated with each of the foregoing, copyright, patent (including any registrations or applications for registration of any of the foregoing), license, recipe, trade secret, know-how or proprietary information.

          "INTEREST EXPENSE" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Indebtedness of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

          "INTERNATIONAL LICENSING AGREEMENTS" means the master licensing agreements for foreign territories (except for Australia) and the licensing agreements for Canada.

          "INVENTORY" means all Borrower's now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower's business.

          "INVESTMENT" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (i) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (ii) BONA FIDE Accounts arising in the ordinary course of business consistent with past practices), (b) purchases or acquisitions of assets of or equity in another Person whether for cash, Indebtedness or Stock (excluding purchases of Inventory, goods or services made in the ordinary course of business), and (c) any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "INVESTMENT PROPERTY" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all supporting obligations in respect thereof.

          "IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

          "L/C" has the meaning set forth in SECTION 2.12(a).

          "L/C ADVANCE" has the meaning set forth in SECTION 2.12(a).

          "L/C DISBURSEMENT" means a payment made by Lender pursuant to a Letter of Credit.

          "L/C UNDERTAKING" has the meaning set forth in SECTION 2.12(a).

          "LANDLORD'S CONSENT TO LEASEHOLD MORTGAGE" means that certain Landlord's Consent to Leasehold Mortgage executed and delivered by the lessor of the real property located at 2855 E. Cottonwood Parkway, Suite 400, Salt Lake City, Utah.

          "LENDER" has the meaning set forth in the preamble to this Agreement.

          "LENDER EXPENSES" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or any Guarantor under any of the Loan Documents that are paid or properly incurred by Lender, (b) reasonable out-of-pocket fees or charges paid or incurred by Lender in connection with Lender's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise),
(d) charges paid or properly incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender's relationship with Borrower or any guarantor of the Obligations, (h) Lender's reasonable out-of-pocket fees and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Lender's reasonable fees and expenses (including attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan

Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

          "LENDER-RELATED PERSON" means Lender, Lender's Affiliates, and the officers, directors, employees, and agents of Lender.

          "LENDER'S ACCOUNT" means the account identified on SCHEDULE L-1.

          "LENDER'S LIENS" means the Liens granted by Borrower to Lender under this Agreement or the other Loan Documents.

          "LETTER OF CREDIT" means an L/C or an L/C Undertaking, as the context requires.

          "LETTER OF CREDIT USAGE" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit PLUS 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

          "LEVERAGE RATIO" means with respect to any Person the ratio of (a) Indebtedness as of any date of determination to (b) Adjusted EBITDA as of any date of determination.

          "LIEN" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "LOAN ACCOUNT" has the meaning set forth in SECTION 2.10.

          "LOAN DOCUMENTS" means this Agreement, the Bank Product Agreements, the Borrowing Base Certificates, the Cash Management Agreements, the Collateral Assignment, the Consents to Assignment, the Control Agreements, the Compliance Certificate, the Credit Card Agreements, the Disbursement Letter, the Due Diligence Letter, the Environmental Indemnity Agreement, each Guaranty, the Letters of Credit, the Mortgages, the Officers' Certificate, the Preliminary Borrowing Base Certificates, the Stock Pledge Agreement, the Trademark Security Agreements, the Subsidiary Security Agreements, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by Borrower and Lender in connection with this Agreement.

          "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower or any Guarantor, taken as a whole, (b) a material impairment of Borrower's or any Guarantor's ability to perform its obligations under the Loan Documents to which it is a party or of Lender's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender's Liens with respect to the Collateral as a result of an action or failure to act on the part of Borrower or any Guarantor (other than as a result of Borrower's or any Guarantor's failure to deliver a legal opinion with respect to the pledge of Stock of any foreign Subsidiary).

          "MATURITY DATE" has the meaning set forth in SECTION 3.4.

          "MAXIMUM REVOLVER AMOUNT" means $9,900,000.

          "MAXIMUM L/C AMOUNT" means $2,000,000.

          "MFBI" means The Mrs. Fields' Brands, Inc., a Delaware corporation.

          "MFC(AUSTRALIA)" means Mrs. Fields Cookies Australia, a Utah corporation.

          "MFFB" means Mrs. Fields' Famous Brands, Inc. a Delaware corporation.

          "MORTGAGE POLICY" and "MORTGAGE POLICIES" have the meanings set forth in SECTION 3.1(s).

          "MORTGAGES" means, individually and collectively, one or more mortgages, leasehold mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral and the related improvements thereto.

          "MRS. FIELDS GIFTS" means Mrs. Fields Gifts, Inc., a Utah corporation.

          "NEGOTIABLE COLLATERAL" means all of Borrower's now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

          "OBLIGATIONS" means (a) all loans, Advances, L/C Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, Lender Expenses (including any fees or out-of-pocket expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

          "OFFICERS' CERTIFICATE" means the representations and warranties of officers form submitted by Lender to Borrower, together with Borrower's and each Guarantor's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

          "ORGANIZATIONAL I.D. NUMBER" means with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization/formation of such Person.

          "OVERADVANCE" has the meaning set forth in SECTION 2.5.

          "PARENT" means Mrs. Fields' Holding Company, Inc., a Delaware corporation.

          "PARENT'S INDENTURE" means that certain Indenture dated as of August 24, 1998, between Parent, as issuer, and The Bank of New York, as Trustee.

          "PARTICIPANT" has the meaning set forth in SECTION 14.1(d).

          "PEACHTREE PRETZEL" means Peachtree Pretzel Time, Inc.

          "PERMITTED DISCRETION" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

          "PERMITTED DISPOSITIONS" means (a) sales or other dispositions by Borrower or its Subsidiaries of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) the lapse of Intellectual Property Rights in accordance with SECTION 6.16, (c) sales by Borrower or its Subsidiaries of Inventory to buyers in the ordinary course of business, (d) the use or transfer of money or Cash Equivalents by Borrower or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (e) the licensing by Borrower or its Subsidiaries, on a non-exclusive basis, of Intellectual Property Rights in the ordinary course of business, (f) the sale or disposition of Inventory or Equipment arising out of the transactions permitted under SECTIONS 7.21 and 7.22, (g) the licensing by Borrower or its Subsidiaries of Intellectual Property Rights to non-Affiliated third parties in foreign territories, on an exclusive basis, in the ordinary course of business so long as all payments and fees arising from or related to such foreign license agreements are deposited in the Cash Management Account,
(h) the licensing by Borrower or its Subsidiaries, on an exclusive basis, of Intellectual Property Rights within the United States or its territories with Lender's prior written consent and so long as (1) all payments and fees arising from or related to such license are deposited in the Cash Management Account and
(2) Lender receives an assignment of Borrower's or such Guarantor's, as the case may be, rights under the exclusive license and a consent to such assignment from the licensee, all in form and substance reasonably satisfactory to Lender, and
(i) the transfer of assets by a Subsidiary of Borrower to another Subsidiary of Borrower so long as (1) in the case of the transfer of assets from a Guarantor to another Subsidiary of Borrower such transfer remains and is expressly made subject to Lender's Lien by documentation in form and substance reasonably acceptable to Lender and (2) Lender receives at least fifteen (15) Business Days' notice of such proposed transfer.

          "PERMITTED INVESTMENTS" means:

          (a)  investments in Cash Equivalents,

          (b)  investments in negotiable instruments for collection,

          (c) advances made in connection with purchases of goods or services and the payment of accounts receivables and trade debt arising in the ordinary course of business,

          (d)  investments permitted as Capital Expenditures under SECTION 7.20,

          (e) investments consisting of any deferred portion of the sales price received by Borrower or any Subsidiary of Borrower in connection with any Permitted Disposition,

          (f)  without duplication, investments permitted as Indebtedness under
SECTION 7.1,

          (g)  investments existing on the Closing Date and set forth on
SCHEDULE 7.13,

          (h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, Account Debtors and suppliers, in each case in the ordinary course of business,

          (i) investments by way of contributions to capital purchases of capital securities by Borrower in any Subsidiary of Borrower (except for Guarantors which are covered by CLAUSE (j) of this definition); PROVIDED that
(1) no Event of Default has occurred or is continuing, (2) no Event of Default would result after giving effect to any investment contemplated by this CLAUSE
(i), (3) the aggregate amount of investments permitted under this CLAUSE (i) made by Borrower in Subsidiaries which are not Guarantors shall not exceed $500,000 during any Fiscal Year, and (4) all such investments are recorded in the Books and Records in a manner reasonably satisfactory to Lender,

          (j) investments by way of contributions to capital or purchases of capital securities by Borrower in Guarantors; PROVIDED that (1) no Event of Default has occurred or is continuing, (2) no Event of Default would result after giving effect to any investment contemplated by this CLAUSE (j), (3) the revenue and including, without duplication, Collections for each Guarantor exceed the amount of such Guarantor's respective expenses as actually paid by such Guarantor and as reflected on the reports required under SECTION 6.2 (e),
(4) the aggregate amount of investments permitted under this CLAUSE (j) shall not exceed the amount of expenses incurred by the Guarantors in the ordinary course of business on a trailing twelve (12) month basis, and (5) all such investments are recorded in the Books and Records in a manner reasonably satisfactory to Lender,

          (k) investments by way of loans, advances, contributions to capital or purchases of capital securities by any Subsidiary of Borrower in Borrower, and

          (l) investments by way of loans, advances, contributions to capital or purchases of capital security by any Subsidiary of Borrower in any other Subsidiary of Borrower.

          "PERMITTED LIENS" means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business,
(e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens securing the performance of, or payment in respect of, bids, tenders, leases, or contracts (other than for the repayment of borrowed money), incurred in the ordinary course of business, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Lender, (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, operating agreements, covenants, conditions, rights of way, survey exceptions, sewers, electric lines, licenses, telegraph and telephone lines, zoning restrictions and other encumbrances on title to, or restrictions on the use of, real property that do not render title to the property encumbered thereby unmarketable or adversely affect the use of such property for its present purposes in any material manner, (m) Liens in favor of customs and revenue authorities arising as a matter of law and only if pursuant to a bond to secure payment of customs duties in connection with the importation of goods, and (n) customary rights of setoff upon deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business (other than with respect to the Cash Management Banks or banks or other depository institutions where Deposit Accounts or Securities Accounts subject to Control Agreements are maintained).

          "PERMITTED PROTEST" means the right of Borrower or any of its Subsidiaries, as applicable, to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that
(a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Lender's Liens.

          "PERMITTED PURCHASE MONEY INDEBTEDNESS" means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

          "PERSON" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "PERSONAL PROPERTY COLLATERAL" means all Collateral other than Real Property.

          "PRELIMINARY BORROWING BASE CERTIFICATE" means a certificate in the form of Exhibit B-1 for the months of December and January which represents the best preliminary financial information for such months available to Borrower and which is subject to final adjustments based upon the final financial information for such months, all such adjustments to be reflected in the Borrowing Base Certificate for such months delivered in accordance with SECTION 6.2.

          "PRETZELMAKER" means Pretzelmaker, Inc., a Utah corporation.

          "PROJECTIONS" means Borrower's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions (it being understood that Projections are subject to significant uncertainties and contingencies, many of which are beyond Borrower's control and no assurance can be given that the Projections will be realized).

          "PURCHASE MONEY INDEBTEDNESS" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred at the time of, or within 120 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

          "REAL PROPERTY" means any estates or interests in real property now owned or hereafter acquired by Borrower and the improvements thereto.

          "REAL PROPERTY COLLATERAL" means the parcel or parcels of Real Property identified on SCHEDULE R-1 and any Real Property hereafter acquired by Borrower or any Guarantor.

          "RECORD" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

          "REFINANCING LETTER AGREEMENT" means a letter agreement, in form and substance reasonably satisfactory to Lender, from Existing Lender to Lender respecting the amount necessary to refinance in full all of the obligations of Borrower owing to Existing Lender with an assignment to Lender of all of the Liens existing in favor of Existing Lender in and to the assets of Borrower or any Guarantor.

          "REMEDIAL ACTION" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC Section 9601.

          "REQUIRED AVAILABILITY" means Excess Availability and unrestricted cash and Cash Equivalents in an amount of not less than $1,000,000.

          "REVOLVER USAGE" means, as of any date of determination, the then extant amount of outstanding Advances.

          "SEC" means the United States Securities and Exchange Commission and any successor thereto.

          "SECURITIES ACCOUNT" means a "securities account" as that term is defined in the Code.

          "SOLVENT" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

          "STOCK" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

          "STOCK PLEDGE AGREEMENT" means a stock pledge agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by Borrower to Lender with respect to the pledge of the Stock owned by Borrower.

          "STORE CLOSING COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT S-1 delivered by a Certifying Officer of Borrower to Lender.

          "STORE CONTRIBUTION MARGIN" means for each Company Store, the amount of the gross revenues less returns for such Company Store LESS the sum of cost of sales, labor, rent and other operating store expenses directly attributable to such Company Store.

          "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

          "SUBSIDIARY SECURITY AGREEMENTS" means the security agreements executed and delivered by each Guarantor, the form and substance of which are reasonably satisfactory to Lender.

          "SUNSHINE PRETZEL" means Sunshine Pretzel Time, Inc.

          "TAX ALLOCATION AGREEMENT" means that certain Amended and Restated Tax Allocation Agreement dated as of September 29, 2001, by and among Parent, TCBY Holding Company, Inc., MFFB, and all direct and indirect Subsidiaries of MFFB as described therein.

          "TAXABLE PERIOD" has the meaning set forth in the Tax Allocation Agreement.

          "TAXES" has the meaning set forth in SECTION 16.5.

          "TCBY ENTITIES" means TCBY Holding Company, Inc., and TCBY Systems,
LLC.

          "TCBY MANAGEMENT AGREEMENT" means that certain agreement dated as of May 31, 2000 among Borrower and the TCBY Entities.

          "TERMINATION DATE" has the meaning set forth in SECTION 2.11(b).

          "TRADEMARK SECURITY AGREEMENT" means the trademark security agreements executed and delivered by Borrower, each Guarantor and Lender, the form and substance of which are reasonably satisfactory to Lender.

          "UNDERLYING ISSUER" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of Borrower.

          "UNDERLYING LETTER OF CREDIT" means a letter of credit that has been issued by an Underlying Issuer.

          "VOIDABLE TRANSFER" has the meaning set forth in SECTION 16.8.

          "WELLS FARGO" means Wells Fargo Bank, National Association, a national banking association.

     1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

     1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

     1.4 CONSTRUCTION. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

     1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.   LOAN AND TERMS OF PAYMENT.

     2.1  REVOLVER ADVANCES.

          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances ("ADVANCES") to Borrower in an amount at any one time outstanding not to exceed an amount equal to THE LESSER OF (i) the Maximum Revolver Amount or (ii) the Borrowing Base LESS the Letter of Credit Usage LESS L/C Advances. For purposes of this Agreement, "BORROWING BASE," as of any date of determination, shall mean the result of:

               (x)  the lesser of

                    (i) 60% of Borrower's Adjusted EBITDA for the trailing 12 month period for the then most recently ended calendar month , and

                    (ii) 15% of Borrower's Enterprise Value, MINUS

               (y) the sum of (i) the Bank Products Reserve, and (ii) the aggregate amount of reserves, if any, established by Lender under
          SECTION 2.1(b).

          (b) Anything to the contrary in this SECTION 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on SCHEDULE P-1) which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to the Lender's Liens in and to such item of the Collateral and, (iii) reserves established pursuant to SECTION 2.12(a). In addition to the foregoing, if an Event of Default shall have occurred or be continuing or if Borrower shall fail to meet EBITDA as projected in the Closing Date Business Plan at any time, Lender shall have the right to redetermine or have the Borrower's Enterprise Value reappraised from time to time by a third party qualified appraiser selected by

Lender after the Closing Date for the purpose of redetermining the Borrower's Enterprise Value and, as a result, redetermining the Borrowing Base.

          (c) Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount or to the extent the Preliminary Borrowing Base Certificate or the Borrowing Base Certificate is not timely delivered pursuant to SECTION 6.2.

          (d) Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

     2.2  [Intentionally left blank.]

     2.3  BORROWING PROCEDURES AND SETTLEMENTS.

          (a) PROCEDURE FOR BORROWING. Each Borrowing shall be made by a request by an Authorized Person delivered to Lender which notice must be received by Lender no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, which shall be for an amount of not less than $500,000 or an integral multiple thereof, and (ii) the requested Funding Date, which shall be a Business Day. At Lender's request, Borrower shall confirm any telephonic request for a Borrowing in writing by an Authorized Person within 24 hours of the giving of such telephonic notice.

          (b) MAKING OF ADVANCES. If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein or express written waiver by Lender thereof, Lender shall make the proceeds of such Advance available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds to Borrower's Designated Account.

     2.4  PAYMENTS.

          (a)  PAYMENTS BY BORROWER.

               (i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender's Account and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

          (b)  APPLICATION OF PAYMENTS.

               (i) All payments shall be remitted to Lender and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Lender, shall be applied as follows:

                    (A) FIRST, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

                    (B) SECOND, to pay any fees then due to Lender under the Loan Documents until paid in full,

                    (C) THIRD, ratably to pay interest due in respect of the Advances and L/C Advances until paid in full,

                    (D) FOURTH, so long as no Event of Default has occurred and is continuing, and at Lender's election, to pay amounts then due and owing by Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

                    (E) FIFTH, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances and L/C Advances until paid in full,

                    (F) SIXTH, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances and L/C Advances until paid in full, and (ii) to Lender, to be held by Lender, for the benefit of Wells Fargo or its Affiliates, as applicable, as cash collateral in an amount up to the amount of the Bank Products Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Borrower's and its Subsidiaries' obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

                    (G) SEVENTH, if an Event of Default has occurred and is continuing, to be held by Lender as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full,

                    (H) EIGHTH, to pay any other Obligations until paid in full, and

                    (I) NINTH, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

               (ii) In each instance, so long as no Default or Event of Default has occurred and is continuing, SECTION 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

              (iii) For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

               (iv) In the event of a direct conflict between the priority provisions of this SECTION 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this SECTION 2.4 shall control and govern.

     2.5 OVERADVANCES. If, at any time or for any reason (including, without limitation, based on adjustments to the calculation of the Borrowing Base as set forth in any Preliminary Borrowing Base Certificate or Borrowing Base Certificate), the amount of Obligations (other than Bank Product Obligations) owed by Borrower to Lender pursuant to SECTIONS 2.1 AND 2.12 is greater than either the Dollar or percentage limitations set forth in SECTIONS 2.1 OR 2.12, (an "OVERADVANCE"), Borrower immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in SECTION 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to Lender as and when due and payable under the terms of this Agreement and the other Loan Documents.

     2.6 INTEREST RATES AND LETTER OF CREDIT FEE: RATES, PAYMENTS, AND CALCULATIONS.

          (a) INTEREST RATES. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.

          (b) LETTER OF CREDIT FEE. Borrower shall pay Lender a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in SECTION 2.12(d)) which shall accrue at a rate equal to 4% per annum TIMES the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

          (c) DEFAULT RATE. Upon the occurrence and during the continuation of an Event of Default,

               (i) all Obligations (except for undrawn Letters of Credit and except for Bank Products Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 3 percentage points above the per annum rate otherwise applicable hereunder, and

               (ii) the Letter of Credit fee provided for above shall be increased to 3 percentage points above the per annum rate otherwise applicable hereunder.

          (d) PAYMENT. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or obligation to extend credit hereunder are outstanding. Borrower hereby authorizes Lender, from time to time without prior notice to Borrower, to charge such interest and fees, all Lender Expenses (as and when properly incurred), the charges, commissions, fees, and costs provided for in SECTION 2.12(e) (as and when accrued or properly incurred), the fees and costs provided for in SECTION 2.11 (as and when accrued or properly incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to Wells Fargo or its Affiliates in respect of Bank Products up to the amount of the then extant Bank Products Reserve) to Borrower's Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower's Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.

          (e) COMPUTATION. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, IPSO FACTO, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.7  CASH MANAGEMENT.

          (a) Borrower shall, and shall cause each of the Guarantors to, (i) establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks set forth on SCHEDULE 2.7(a) (each, a "CASH MANAGEMENT BANK"), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors and other obligors (including without limitation, credit card processors, franchisees and licensees) forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections (including those sent directly by Account

Debtors to a Cash Management Bank) into a bank account (a "CASH MANAGEMENT ACCOUNT") at one of the Cash Management Banks.

          (b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Lender and Borrower and each Guarantor, as the case may be, in form and substance reasonably acceptable to Lender. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank as agent or bailee-in-possession for Lender, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) immediately upon notice from Lender following an Event of Default, such Cash Management Bank will forward by daily sweep all amounts in the applicable Cash Management Account to the Lender's Account.

          (c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend SCHEDULE 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; PROVIDED, HOWEVER, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Lender and Lender shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrower or the applicable Guarantor and such prospective Cash Management Bank shall have executed and delivered to Lender a Cash Management Agreement. Borrower or the applicable Guarantor shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Lender that the creditworthiness of any Cash Management Bank is no longer acceptable in Lender's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Lender that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Lender's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Lender's reasonable judgment.

          (d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrower and the applicable Guarantor is hereby deemed to have granted a Lien to Lender.

     2.8 CREDITING PAYMENTS. The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Lender's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

     2.9 DESIGNATED ACCOUNT. Lender is authorized to make the Advances, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to SECTION 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

     2.10 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Lender shall maintain an account on its books in the name of Borrower (the "LOAN ACCOUNT") on which Borrower will be charged with, all Advances and L/C Advances made by Lender to Borrower or for Borrower's account, the Letters of Credit issued by Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Expenses. In accordance with SECTION 2.8, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower's account, including all amounts received in the Lender's Account from any Cash Management Bank. Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

     2.11 FEES. Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

          (a) CLOSING FEE. A closing fee of $400,000, which fee shall be due and payable in full on the Closing Date.

          (b) ANNIVERSARY FEE. An anniversary fee of $200,000, which fee shall be due and payable in full on each anniversary of the Closing Date through the date on which all of the Obligations are paid in full in accordance with the terms of this Agreement and Lender's obligation to provide additional credit hereunder is terminated (the "TERMINATION DATE").

          (c) SERVICING FEE. On the first day of each month, commencing with the first day of the month immediately following the Closing Date, through the Termination Date, a servicing fee payable in arrears in an amount equal to $5,000.

          (d) AUDIT, APPRAISAL, AND VALUATION CHARGES. Audit, appraisal, and valuation fees and charges as follows (i) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrower, to appraise the Collateral, or any portion thereof, or to assess Borrower's Enterprise Value or business valuation (ii) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Lender, and (iii) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Lender.

     2.12 LETTERS OF CREDIT.

          (a) Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C UNDERTAKING") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, such issuing bank to be Wells Fargo) for the account of Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Lender shall have no obligation to issue a Letter of Credit if either of the following would result after giving effect to the requested Letter of Credit:

               (i) the Letter of Credit Usage would exceed the Maximum L/C Amount; or

               (ii) the Letter of Credit Usage would exceed the Borrowing Base LESS the then extant amount of Obligations.

          Anything to the contrary in this SECTION 2.12 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate.

          Borrower and Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance reasonably acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if

Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an advance hereunder (a "L/C ADVANCE") and, thereafter, shall bear interest at the rate then applicable to Advances. To the extent an L/C Disbursement is deemed to be an L/C Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting L/C Advance. Under any and all circumstances Borrower must pay all L/C Advances immediately in cash.

          (b) Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; PROVIDED, HOWEVER, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Lender's interpretations of any L/C issued by Lender to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender's indemnification of any Underlying Issuer; PROVIDED, HOWEVER, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender.

          (c) Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          (d) Any and all charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is 0.85% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

          (e) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

               (ii) there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto,

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall promptly pay such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

          (f) On the Closing Date, each outstanding letter of credit issued by Existing Lender under the Credit Facility (individually, an "EXISTING L/C" and collectively, the "EXISTING L/CS"), including each letter of credit described on
SCHEDULE 5.24 hereof, shall be deemed for all purposes, as of such date, without further action by any Person, to have been issued hereunder and be deemed a Letter of Credit for all purposes, and each such issuer of the Existing L/Cs shall be deemed to be an "Underlying Issuer" hereunder for all purposes but solely with respect to, and until the termination, expiration or replacement of, such Existing L/Cs. Each such Existing L/C shall be subject to the terms and conditions of this Agreement, and all obligations under or in connection with such Existing L/C shall constitute Obligations hereunder.

     2.13 [Intentionally left blank.]

     2.14 CAPITAL REQUIREMENTS. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on Lender's or such holding company's capital as a consequence of Lender's obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Lender to be material, in each case that would be complied with generally by similarly situated banks, financial or lending institutions acting reasonably, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to promptly pay Lender the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error), and shall certify that the claim for additional amounts referred to therein is generally consistent with Lender's treatment of similarly situated customers of Lender whose transactions with Lender are similarly affected by the change in circumstances giving rise to such payment, provided, however, that Lender shall not be required to disclose any confidential or proprietary information therein. In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.   CONDITIONS; TERM OF AGREEMENT.

     3.1 CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of Lender to make the initial Advance or L/C Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the reasonable satisfaction of Lender, of each of the conditions precedent set forth below or the express written waiver thereof by Lender:

          (a)  the Closing Date shall occur on or before January 16, 2003;

          (b) Lender shall have received all financing statements required by Lender, and Lender shall have received searches reflecting the filing of all such financing statements;

          (c) Lender shall have received each of the following documents, in form and substance reasonably satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

               (i)  the Collateral Assignment;

               (ii) the Control Agreements,

              (iii) [Intentionally left blank],

               (iv) the Credit Card Agreements,

               (v)  the Disbursement Letter,

               (vi) the Due Diligence Letter,

              (vii) the Environmental Indemnity Agreement,

             (viii) each Guaranty,

               (ix) [Intentionally left blank],

               (x) the Mortgages for the Real Property owned by GACC and Borrower's corporate headquarters,

               (xi) the Officers' Certificate,

              (xii) the Refinancing Letter Agreement, together with a UCC assignment and other documentation evidencing the assignment by Existing Lender of its Liens in and to the properties and assets of Borrower or any Guarantor,

             (xiii) the Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, including, without limitation, the shares of each Guarantor and the warrants issued by Nonni's Food Company, Inc., as well as Stock powers with respect thereto endorsed in blank,

              (xiv) the Trademark Security Agreements,

               (xv) the Subsidiary Security Agreements, and

               (xvi) a Consent to Assignment for each of the contracts listed on
          SCHEDULE 3.1(c)(xvi) (collectively the "ASSIGNED CONTRACTS"); and

          (d) Lender shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

          (e) Lender shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

          (f) Lender shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

          (g) Lender shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

          (h) Lender shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

          (i) Lender shall have received copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

          (j) Lender shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

          (k) Lender shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

          (l) Lender shall have received a certificate of insurance, together with the endorsements thereto, as are required by SECTION 6.8, the form and substance of which shall be reasonably satisfactory to Lender;

          (m) Lender shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special California, Delaware and New York counsel to Borrower and Guarantors, in form and substance reasonably satisfactory to Lender, and an opinion of the general counsel of Borrower and Guarantors in form and substance reasonably satisfactory to Lender;

          (n) Lender shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower and its Subsidiaries have been timely filed and all taxes upon Borrower, its Subsidiaries or their respective properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

          (o) Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

          (p) Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower's books and records (including, without limitation, a review of Borrower's payment or resolution of all material past due payables, the minute books for Borrower and its Subsidiaries and the audit work papers for the year 2001), (ii) verification of Borrower's representations and warranties to Lender, (iii) a review of the financial results of Borrower and its Subsidiaries for the quarter ended September 2002, and (iv) interviews of loan officers for lenders to Affiliates of Borrower, the results of which all shall be reasonably satisfactory to Lender;

          (q) Lender shall have received completed reference checks with respect to Borrower's senior management, the results of which are reasonably satisfactory to Lender in its sole discretion;

          (r) Borrower shall pay all Lender Expenses properly incurred in connection with the transactions evidenced by this Agreement;

          (s) Lender shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral owned by GACC and issued by a title insurance company reasonably satisfactory to Lender (each a "MORTGAGE POLICY" and, collectively, the "MORTGAGE POLICIES") in amounts reasonably satisfactory to Lender assuring Lender that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Lender;

          (t) Lender shall have received copies of each of the Indentures, each of the Assigned Contracts, and the Tax Allocation Agreement, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof;

          (u) Lender shall have reviewed each of the Indentures, each of the Assigned Contracts, and the Tax Allocation Agreement, the results of which shall be reasonably satisfactory to Lender;

          (v) Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby;

          (w)  Lender shall have received Borrower's Closing Date Business Plan;

          (x) MFBI and Fairfield Foods shall have been merged into Borrower, such mergers shall have been consummated and Lender shall have received evidence of such mergers all in form and substance reasonably satisfactory to Lender;

          (y) Borrower shall have recorded evidence of the merger of MFBI into Borrower with the U.S. Patent and Trademark Office and Lender shall have received evidence of such recordation in form and substance reasonably satisfactory to Lender;

          (z) Lender shall have received duly executed releases from Bank of New York and NationsBank of Texas, N.A. with respect to the Liens on the Intellectual Property Rights listed on SCHEDULE 3.1(z) and evidence of the filing of such releases with the U.S. Patent and Trademark Office, all in form and substance reasonably satisfactory to Lender;

          (aa) Lender shall have received duly executed releases or other evidence satisfactory to Lender from Wachovia Bank, National Association, Georgia Department of Labor and Georgia Department of Revenue with respect to the Liens on the real property owned by GACC and evidence of the filing of such releases, all in form and substance reasonably satisfactory to Lender;

          (bb) Borrower shall have filed with the U.S. Patent and Trademark Office evidence of its ownership of the "Hot Sam" and "Original Cookie" trademarks and Lender shall have received evidence of such filing in form and substance reasonably satisfactory to Lender;

          (cc) Lender shall have received evidence in form and substance reasonably satisfactory to Lender that not less than $2,500,000 of the sale proceeds from the sale of

American Food Limited Partnership, a Texas limited partnership (aka TCBY Americana), shall have been paid to Borrower and Borrower shall have deposited such proceeds in a Cash Management Account;

          (dd) Lender shall have received an amendment to the Corky's Security Agreement in form and substance reasonably satisfactory to Lender and duly executed by all parties to the Corky's Security Agreement including, without limitation, the Corky's Shareholders;

          (ee) Lender shall have received a duly executed Cash Management Agreement from LaSalle Bank with respect to Account No. 5800290503 together with an opinion of counsel in form and substance reasonably satisfactory to Lender; and

          (ff) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Lender.

     3.2 CONDITIONS SUBSEQUENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of Lender to continue to make Advances and L/C Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrower to so perform or cause to be performed constituting an Event of Default) or the express prior written waiver thereof by Lender:

          (a) within 60 days of the Closing Date, deliver to Lender copies of the policies of insurance, together with the endorsements thereto, as are required by SECTION 6.8, the form and substance of which shall be reasonably satisfactory to Lender and its counsel;

          (b) within fifteen (15) days of the Closing Date, Borrower shall have filed termination statements with respect to the Liens on the real property owned by GACC in favor of Bank of America, N.A. and T&W Financial Services Company LLC and with respect to the Liens listed on Schedule 3.2(b) and delivered copies of such termination statements to Lender and within forty-five
(45) days of the Closing Date Lender shall have received evidence in form and substance reasonably satisfactory that such Liens have been released;

          (c) Borrower shall use commercially best efforts to obtain and deliver to Lender within thirty (30) days of the Closing Date a Collateral Access Agreement duly executed by the lessors of the facilities located at 440
W. Lawndale Drive, Salt Lake City, Utah and 443 W. Lawndale Drive, Salt Lake City, Utah (which efforts shall not include monetary expenditures in excess of nominal amounts); ;

          Borrower shall use commercially best efforts to obtain and deliver to Lender within fifteen (15) days of the Closing Date, a Landlord's Consent to Leasehold Mortgage duly executed by the lessor of Borrower's corporate headquarters (which efforts shall not include monetary expenditures in excess of nominal amounts);;

          (d) within thirty (30) days of the Closing Date, Airport Cookies shall have been merged into Borrower and Lender shall have received evidence of such merger in form and substance reasonably satisfactory to Lender;

          (e) within fifteen (15) days of the Closing Date, Lender shall have received warrants for Nonni's Inc., reissued in the name of Borrower; and

          (f) within fifteen (15) days of the Closing Date, Lender shall have received evidence that the UCC financing statements filed by Peachtree Pretzel, Sunshine Pretzel and CMBC have been amended in form and substance reasonably satisfactory to Lender.

     3.3 CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT. The obligation of Lender to make all Advances or L/C Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent or the express prior written waiver thereof by Lender:

          (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

          (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates; and

          (d)  no Material Adverse Change shall have occurred.

     3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect for a term ending on November 1, 2004 (the "MATURITY DATE"). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

     3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral to be held by Lender for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations, or covenants hereunder and the Lender's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Lender's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged and Lender's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrower's sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender's

Liens and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

     3.6 EARLY TERMINATION BY BORROWER. Borrower has the option, at any time upon 90 days prior written notice to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral to be held by Lender for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender's obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations (including
(a) either (i) providing cash collateral to be held by Lender in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Lender, and (b) providing cash collateral to be held by Lender for the benefit of Wells Fargo or its Affiliates with respect to the then extant Bank Products Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of Lender to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lender or profits lost by Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lender, Borrower shall pay the Applicable Prepayment Premium to Lender, measured as of the date of such termination. Notwithstanding any provision to the contrary herein provided, Borrower shall not be liable for an Applicable Prepayment Premium if this Agreement is terminated as a direct result of Borrower refinancing the Obligations or the notes issued pursuant to the Borrower's Indenture through Lender.

4.   CREATION OF SECURITY INTEREST.

     4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Lender a security interest in and a continuing lien on all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Lender's Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Lender or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

          Notwithstanding anything herein to the contrary, in no event shall the security interest granted under SECTION 4.1 hereof attach to any lease, license, contract or agreement to which Borrower is a party or any of its rights or interests thereunder to the extent and solely to the extent that the proximate result of the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein or (ii) if Borrower would be deemed to have breached or terminated pursuant to the terms of, or defaulted under, any such lease, license, contract, or agreement, and in each case under CLAUSES (i) AND
(ii) above such abandonment, invalidation, unenforceability, breach, termination or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; PROVIDED, HOWEVER, that such security interest shall attach immediately (1) at such time as the condition causing such abandonment, invalidation, unenforceability, breach, termination or default shall be remedied (2) to the extent severable, to any portion of such lease, license, contract, or agreement that does not result in any of the consequences specified in CLAUSES (i) OR (ii) above, and (3) any and all proceeds of such lease, license, contract or agreement to the extent that the assignment or encumbrance of such proceeds is not restricted.

     4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Lender's security interest is dependent on or enhanced by possession, Borrower, promptly upon the reasonable request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

     4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender's designee may (a) notify Account Debtors and other obligors of Borrower that the Accounts, Negotiable Collateral, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Lender, as Lender's trustee, any Collections that it receives and promptly will deliver said Collections to Lender or a Cash Management Bank in their original form as received by Borrower.

     4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower authorizes Lender to file, transmit, or communicate, as applicable, Uniform Commercial Code financing statements, in lieu financing statements and amendments describing the Collateral as "all personal property of debtor" or "all assets of debtor, wherever located and whether now owned or hereafter acquired" or words of similar effect, in order to perfect Lender's Liens on the Collateral without Borrower's signature. Notwithstanding the foregoing, at any time upon the request of Lender, Borrower shall execute (or cause to be executed) and deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, Consents to Assignments, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "ADDITIONAL DOCUMENTS") that Lender may request in its Permitted Discretion, in form and substance reasonably satisfactory to Lender, to perfect and continue perfected or better perfect the Lender's Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of

Lender in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Lender to execute any such Additional Documents in Borrower's name and authorizes Lender to file such executed Additional Documents in any appropriate filing office. Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any financing statements or amendments thereto if filed prior to the date hereof. Borrower shall not terminate, amend or file a correction statement with respect to any Uniform Commercial Code financing statement filed pursuant to this SECTION 4.4 without Lender's prior written consent. In addition, Borrower agrees that, upon acquiring any interest in a Commercial Tort Claim, Borrower shall, in writing, describe the details of such claim and assign an interest thereto pursuant to documentation reasonably acceptable to Lender, and upon acquiring any Negotiable Collateral after the date hereof (electronic, tangible or otherwise), Borrower shall assign to Lender a security interest in such Negotiable Collateral pursuant to documentation reasonably acceptable to Lender, or if applicable, deliver such Negotiable Collateral to Lender as Collateral hereunder.

     4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender's officers, employees, or agents designated by Lender) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of Borrower on any of the documents described in SECTION 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors or other obligors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Lender's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, Negotiable Collateral, or General Intangibles directly with Account Debtors or other obligors, for amounts and upon terms that Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases that Lender determines to be necessary. The appointment of Lender as Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender's obligations to extend credit hereunder are terminated. In accordance with the Code, Lender shall use reasonable care in the custody and preservation of the Collateral in its possession.

     4.6 RIGHT TO INSPECT. Lender and its officers, employees, or agents shall have the right, from time to time hereafter to inspect the Books and to check, test, and appraise the Collateral during normal business hours in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     4.7 CONTROL AGREEMENTS. Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under SECTION 7.19 and, if to another securities intermediary, unless each of Borrower, Lender, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control

Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrower without the prior written consent of Lender. Upon the occurrence and during the continuance of a Default or Event of Default, Lender may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Lender's Account.

5.   REPRESENTATIONS AND WARRANTIES.

     In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance or L/C Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance or L/C Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

     5.1 NO ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral and the Real Property, free and clear of Liens except for Permitted Liens.

     5.2 ACCOUNTS. The Accounts are BONA FIDE existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrower's business, owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

     5.3 INVENTORY. All Inventory is of good and merchantable quality, free from material defects.

     5.4 EQUIPMENT. Substantially all of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

     5.5 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at Company Stores and the other locations identified on SCHEDULE 5.5.

     5.6 INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

     5.7 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN AND ORGANIZATIONAL I.D. NUMBER. The chief executive office of Borrower is located at the address indicated in SCHEDULE 5.7 and Borrower's FEIN and Organizational I.D. Number are identified in SCHEDULE 5.7. Borrower's exact legal name is identified on the signature pages hereof and Borrower has not been known by any other name other than those specified on SCHEDULE 5.7.

     5.8  DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

          (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

          (b) Set forth on SCHEDULE 5.8(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on SCHEDULE 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          (c) Set forth on SCHEDULE 5.8(c), is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (d) Except as set forth on SCHEDULE 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrowers' Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

     5.9  DUE AUTHORIZATION; NO CONFLICT.

          (a) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

          (b) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower (including the Indentures), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower's interestholders or any approval or consent not already obtained of any Person under any material contractual obligation of Borrower (including the Indentures).

          (c) Other than the filing of financing statements, the registration of unregistered copyrights, recording of the security interest in the applicable intellectual property registries, fixture filings, Mortgages and consents already obtained, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

          (d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (e) The Lender's Liens under the Loan Documents are validly created, perfected, and first priority Liens (except with respect to the Liens on those certain Intellectual Property Rights the protection of which is governed solely by laws of jurisdictions other than the United States), subject only to Permitted Liens.

          (f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

          (g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor,
(ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor (including the Borrower's Indenture), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor's interestholders or any approval or consent not already obtained of any Person under any material contractual obligation of such Guarantor.

          (h) Other than the filing of financing statements, the registration of unregistered copyrights, recording of the security interest in the applicable intellectual property registries, fixture filings, Mortgages and consents already obtained, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

          (i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

     5.10 LITIGATION. Other than those matters disclosed on SCHEDULE 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower, or any of its Subsidiaries, as applicable or any judgments or consent decrees against Borrower or any of its Subsidiaries, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrower, or any of its Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

     5.11 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any Guarantor that have been delivered by Borrower or such Guarantor to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower's (or such Guarantor's, as applicable) financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or any Guarantor, as applicable) since the date of the latest financial statements submitted to Lender on or before the Closing Date.

     5.12 FRAUDULENT TRANSFER.

          (a)  Borrower is Solvent.

          (b) No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

     5.13 EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

     5.14 ENVIRONMENTAL CONDITION. Except as set forth on SCHEDULE 5.14, (a) to Borrower's knowledge, none of Borrower's assets has ever been used by Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower, and (d) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

     5.15 [Intentionally left blank.]

     5.16 INTELLECTUAL PROPERTY. (a) Borrower owns, or holds licenses in, or otherwise has rights to use all Intellectual Property Rights that are necessary to the conduct of its business as currently conducted. Attached hereto as
SCHEDULE 5.16(a) is a true, correct, and complete listing of all registrations and applications for Intellectual Property Rights as to which Borrower is the owner or as to which Borrower is an exclusive licensee. Other than the Intellectual Property Rights listed on SCHEDULE 5.16(a), there are no other registrations or applications for Intellectual Property Rights which are necessary in the operation of or to the conduct of Borrower's business as currently conducted. No other Person has any right, title, claim or interest in or against the registrations or applications for Intellectual Property Rights listed on SCHEDULE 5.16(a).

          (b) Borrower represents and warrants that it has taken all reasonably necessary actions to protect and maintain the Intellectual Property Rights owned by Borrower (except with respect to those Intellectual Property Rights which are not in use or which have no realizable economic value), including, without limitation, (i) protecting the secrecy and confidentiality of Borrower's confidential information and trade secrets by having and enforcing a policy requiring all current and former employees, consultants, licensees, vendors, and contractors to execute appropriate confidentiality and invention assignment agreements; (ii) taking all actions reasonably necessary to ensure that no trade secret of Borrower falls or has fallen into the public domain; and (iii) making all necessary payments, filings and recordations.

          (c) To the best of Borrower's knowledge, no past or present employee or contractor of Borrower has any proprietary, financial or other interest, direct or indirect, including any rights to royalties or other compensation in or to any Intellectual Property Rights listed on SCHEDULE 5.16(a).

          (d) All Intellectual Property Rights listed on SCHEDULE 5.16(a) are valid and enforceable and in full force and effect.

          (e) To the best of Borrower's knowledge, no claim has been made and is continuing or threatened that the use by Borrower of any item of Intellectual Property Rights is invalid or unenforceable or that the use by Borrower of any Intellectual Property Rights does violate the Intellectual Property Rights of any Person, other than any such claim which would not cause a Material Adverse Change.

          (f) SCHEDULE 5.16(f) sets forth a list of all license fees, rents, royalties or other charges that Borrower is required or obligated to pay under any agreement with respect to any Intellectual Property Rights owned, licensed or utilized by Borrower. SCHEDULE 5.16(f) also identifies all contracts pursuant to which Borrower's Intellectual Property Rights are licensed to any other Person.

     5.17 LEASES. Borrower enjoys peaceful and undisturbed possession under all leases material to the business of Borrower and to which it is a party or under which it is operating. The lease for the mail-order facility located at 462 Bearcat, Salt Lake City, Utah and the lease for Borrower's corporate headquarters located at 2855 E. Cottonwood Parkway, Salt Lake City, Utah are valid and subsisting, and no material default by Borrower exists under either lease.

     5.18 DEPOSIT ACCOUNTS. Set forth on SCHEDULE 5.18 are all of Borrower's and each Guarantor's Deposit Accounts, including, with respect to each depository
(i) the name and address of such depository, and (ii) the account numbers of the accounts maintained with such depository.

     5.19 COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Business Plan represents, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent Borrower's good faith best estimate of its future performance for the periods covered thereby.

     5.20 INDEBTEDNESS. Set forth on SCHEDULE 5.20 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

     5.21 FRANCHISE AGREEMENTS. SCHEDULE 5.21 sets forth the top 10 (measured in terms of gross aggregate franchise royalty revenues) Franchise Agreements. Borrower has provided Lender with complete and accurate copies of all Franchise Agreements for each of its top 10 (measured in terms of gross aggregate franchise royalty revenue) franchisees. There are no pending or threatened litigation, actions or other proceedings against Borrower or any of its Subsidiaries by any other party to the Franchise Agreements. To the best of Borrower's knowledge, no franchisee is in material breach of any representation, warranty, covenant, obligation or other provision of any Franchise Agreement, including, without limitation, the obligation to make royalty payments or any other payments under such Franchise Agreements.

     5.22 FRANCHISING LAWS. Borrower and each of its Subsidiaries is, and has been for all applicable statutes of limitations, in material compliance with all applicable federal and state laws and regulations regulating franchises and the offer, sale, termination, renewal or non-renewal thereof, including, but not limited to, the Trade Regulation Rule of the Federal Trade Commission regarding Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, 16 C.F.R. Sections 436 ET seq., the California Franchise Relations Act, Cal. Bus. & Prof. Code Sections 20000 ET SEQ., the California Franchise Investment Law, CaL. Corp. Code Sections 31000 ET SEQ., and all similar laws, rules or regulations in all states that have enacted such laws, rules anD regulations.

     5.23 INDENTURES. The Obligations hereunder constitute "Permitted Indebtedness" as defined under the Indentures; the Lender's Liens are "Permitted Liens" as defined under the Indentures; and the facility contemplated by this Agreement is a "Credit Facility" as defined under the Borrower's Indenture.

     5.24 EXISTING L/CS. SCHEDULE 5.24 lists all Existing L/Cs.

     5.25 FRANCHISE LIENS. Each Uniform Commercial Code financing statement listed on SCHEDULE 5.25 is a filing against a franchisee and not a filing against Borrower or any Guarantor.

Neither Borrower nor any Guarantor is indebted to any of the secured parties listed on SCHEDULE 5.25.

     5.26 COMPANY OWNED STORES. SCHEDULE 5.26 lists all Company Stores.

     5.27 PERMITTED INDEBTEDNESS. All Indebtedness of Borrower and its Subsidiaries is "Permitted Indebtedness" as defined under the Indentures.

     5.28 INACTIVE SUBSIDIARIES. Each of Airport Cookies, LV-H&M LLC, a Nevada limited liability company and UVEST, LLC, a Utah limited liability is an Inactive Subsidiary.

6.   AFFIRMATIVE COVENANTS.

     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

     6.1 ACCOUNTING SYSTEM. Maintain a system of accounting that enables Borrower and each of its Subsidiaries to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender.

     6.2 COLLATERAL REPORTING. Provide Lender with the following documents at the following times in form satisfactory to Lender:

45 days after the end of      (a) a detailed preliminary calculation of the Borrowing
the Fiscal Month of           Base set forth on a Preliminary Borrowing Base Certificate
December                      for the month of December of the prior year,

45 days after the end of      (b) a detailed preliminary calculation of the Borrowing Base set forth
the Fiscal Month of           on a Preliminary Borrowing Base Certificate for the month of January
January

90 days after the end of      (c) a detailed calculation of the Borrowing Base set
each Fiscal Year              forth on a Borrowing Base Certificate for the months of
                              December and January with a report explaining any
                              adjustments from the Preliminary Borrowing Base Certificates previously delivered

Monthly (not later than       (d) a detailed calculation of the Borrowing Base set
45 days after                 forth on a Borrowing Base the end of Certificate (except with
each Fiscal Month)            respect to the Fiscal Months of December and January which certificates are to be delivered by the dates set forth above),

                              (e) a detailed report of the revenue, Collections and
                              expenses of each Guarantor along with a detailed report of any investments made by Borrower to any Guarantor and any
                              loans, advances, investments or distributions made by any
                              Subsidiary of Borrower to any other Subsidiary of Borrower,

                              (f) a detailed calculation of EBITDA on a monthly basis
                              calculated in the same manner as in and reconciled to the
                              Closing Date Business Plan,

                              (g) a summary aging, by total, of the Accounts,

                              (h) a summary aging of Borrower's accounts payable and any book overdraft,

                              (i) a report regarding all completed, pending and
                              anticipated Company Store Sale transactions and specifying the Economic Analysis for each transaction for such month on a store by store basis and a consolidated basis and

                              (j) a report setting forth the Store Contribution Margin for the Company Stores on a store by store basis and on a
                              consolidated basis which specifies the sales, cost of sales, labor costs, rent costs, operating store expenses and store contribution.

Quarterly (not later          (k) a detailed list of Borrower's franchisees and licensees, than 45 days after the
end of each Fiscal            (l) a list of all current operating Company Stores and a list of
Quarter and 90 days           any Company Store closings during such quarter, and
after the end of each
Fiscal Year)                  (m) a report regarding Borrower's accrued, but unpaid, AD VALOREM
                              Real Property, sales and payroll taxes.



Upon request by Lender        (n) such other reports as to the Collateral, or the financial condition of Borrower and its Subsidiaries, as Lender may request.

     6.3  FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

          Deliver to Lender:

          (a) as soon as available, but in any event within 45 days after the end of each Fiscal Month,

               (i) a company prepared unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period,

               (ii) a certificate signed by a Certifying Officer of Borrower to the effect that:

                    (A) the consolidated financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower,

                    (B) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

                    (C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and

               (iii) for each month that is the date on which a financial covenant in SECTION 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in SECTION 7.20, and

          (b) as soon as available, but in any event within 90 days after the end of each of Borrower's Fiscal Years,

               (i) consolidated financial statements of Borrower for each such Fiscal Year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

               (ii) a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default under SECTION 7.20,

          (c) as soon as available, but in any event within 30 days prior to the start of each of Borrower's Fiscal Years,

               (i) copies of the Projections, in form and substance reasonably satisfactory to Lender, for the forthcoming 2 years, year by year, and for the forthcoming Fiscal Year, month by month, certified by the chief financial officer of Borrower as being such officer's good faith best estimate of the financial performance of Borrower during the period covered thereby,

          (d)  if and when filed by Borrower or any of its Subsidiaries,

               (i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

               (ii) any other filings made by Borrower or any of its Subsidiaries with the SEC,

               (iii) copies of the federal income tax returns of MFFB and Parent and any amendments thereto, filed with the Internal Revenue Service, and

               (iv) any other material information that is provided by Borrower or any of its Subsidiaries to its shareholders generally,

          (e) if and when filed by Borrower or any of its Subsidiaries and as requested by Lender, reasonably satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) Borrower or such Subsidiary conducts business or is required to pay any such excise tax, (ii) where Borrower's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower or such Subsidiary, or (iii) where Borrower's or such Subsidiary's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

          (f) as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default hereunder or an "Event of Default" under the Indentures, notice thereof and a statement of the curative action that Borrower proposes to take with respect thereto,

          (g) upon the request of Lender, copies of any financial statements, reports or other documents required to be delivered to the trustees under the Indentures, and

          (h) upon the request of Lender, any other report reasonably requested relating to the financial condition of Borrower.

          In addition to the financial statements referred to above, Borrower agrees on a quarterly basis to deliver financial statements prepared on both a consolidated and consolidating basis and agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower agrees that its independent certified public accountants are authorized to communicate with Lender and to release to Lender whatever financial information concerning Borrower Lender reasonably may request. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement, and agrees that Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

     6.4  [Intentionally left blank.]

     6.5  [Intentionally left blank.]

     6.6 MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties which are necessary or material in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee so as to prevent any loss or forfeiture thereof or thereunder.

     6.7 TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and those taxes, levies, assessments or governmental charges that do not exceed $25,000 and do not constitute a Lien on any property of Borrower or its Subsidiaries. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits. Borrower shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which Borrower is required to pay any such excise tax.

     6.8  INSURANCE.

          (a) At Borrower's expense, maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver copies of all such policies to Lender with a satisfactory lender's loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever.

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

          (b) Borrower shall give Lender prompt notice of any loss in excess of $375,000 (excluding workers' compensation claims) covered by such insurance. At all times, Lender shall have the exclusive right to adjust any losses payable under any such insurance policies in excess of $375,000 for all claims (excluding workers' compensation claims), losses and damages of Borrower, including, without limitation, all casualty losses and claims for lost profits. Absent an Event of Default, Borrower may compromise or settle claims (excluding workers' compensation claims) or litigation brought against Borrower by third parties if such claim or litigation is covered by liability insurance. Upon the occurrence and the continuance of an Event of Default, Lender shall have the exclusive right to adjust any losses payable under any such insurance policies (even for losses less than $375,000 and claims covered by liability insurance). Lender shall have no liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Lender to be applied at the option of Lender either to the prepayment of the Obligations (without a reduction in the Maximum Revolver Amount or the Maximum L/C Amount) or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

          (c) Borrower will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this SECTION 6.8, unless Lender is included thereon as named insured with the loss payable to Lender under a lender's loss payable endorsement or its equivalent. Borrower immediately shall notify Lender whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Lender.

     6.9 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at Company Stores and the other locations identified on SCHEDULE 5.5; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE 5.5 so long as such amendment occurs by written notice to Lender not less than 30 days prior to the date on which Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lender's Liens on such assets and also provides to Lender a Collateral Access Agreement.

     6.10 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, Trade Regulation Rule of the Federal Trade Commission regarding Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures (and related state laws, rules and regulations referenced in SECTION 5.22), other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

     6.11 LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless (a) such payments are the subject of a Permitted Protest or
(b) such failure to pay when due for any location (other than the mail-order facility located at 462 Bearcat, Salt Lake City, Utah and Borrower's corporate headquarters located at 2855 E. Cottonwood Parkway, Salt Lake City, Utah) would not result in a Material Adverse Change.

     6.12 BROKERAGE COMMISSIONS. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower's obtaining financing from Lender under this Agreement. Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of Borrower's obtaining financing from Lender under this Agreement except for those claims of any broker or finder arising out of Lender's gross negligence or wilful misconduct.

     6.13 EXISTENCE. At all times preserve and keep in full force and effect Borrower's valid existence and good standing and any rights and franchises material to Borrower's businesses.

     6.14 ENVIRONMENTAL.

          (a) Keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender after Borrower becomes aware of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Lender with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or any of its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or any of its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

     6.15 DISCLOSURE UPDATES. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Lender if any written information, schedule exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

     6.16 INTELLECTUAL PROPERTY RIGHTS.

          (a) Borrower agrees that, should it at any time obtain an interest in any Intellectual Property Right, (i) any such Intellectual Property Right shall automatically become Collateral and (ii) with respect to any registration or application in connection with such Intellectual Property Right that Borrower should obtain, it shall give written notice on the first Business Day of each month thereof to Lender in accordance with SECTION 12 hereof. Borrower authorizes Lender to modify this Agreement by amending SCHEDULE 5.16(a) (and will cooperate with Lender in effecting any such amendment) to include all Intellectual Property Rights which become part of the Collateral under this
SECTION 6.16. Borrower shall execute and deliver any and all agreements, instruments and documents Lender may reasonably request to evidence Lender's interest in such Intellectual Property Rights. Borrower hereby authorizes Lender to execute and file all such writings for the foregoing as Borrower's attorney-in-fact in the event Borrower fails to deliver or file any such writing, all acts of attorney being hereby ratified and confirmed, such power coupled with an interest and irrevocable until the Obligations are indefeasibly paid and satisfied in full.

          (b) Borrower agrees to take all reasonable and necessary actions to maintain all Intellectual Property Rights other than those Intellectual Property Rights which are not in use or which have no realizable economic value. Borrower agrees to take corresponding steps with respect to each new or acquired Intellectual Property Right to which it is now or later becomes entitled. Any expenses incurred in connection with such activities shall be borne solely by Borrower. Following abandonment no Affiliate of Borrower may use or assert any interest in such abandoned Intellectual Property Right.

          (c) Borrower shall continue to take all actions reasonably necessary to protect Intellectual Property Rights other than those Intellectual Property Rights which are not in use or which have no realizable economic value. Except for Intellectual Property Rights which are not in use or which have no realizable economic value, Borrower shall continue to use the Intellectual Property Rights in order to maintain the Intellectual Property Rights in full force and effect and shall not (and will not permit any licensee thereof) do any act or knowingly omit to do any act whereby any Intellectual Property Right may become invalidated. Borrower agrees that should it obtain after the Closing Date any interest in any Intellectual Property Right which may have realizable economic value, Borrower shall promptly after such obtainment file applications and take any and all actions reasonably necessary to register such Intellectual Property Right in accordance with the procedures and regulations of the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any similar office of any other jurisdiction in which such Intellectual Property Rights are used. Borrower authorizes Lender to modify this Agreement by amending SCHEDULE
5.16(f)
(and will cooperate reasonably with Lender in effecting any such amendment) to include any such additional license grant(s).

          (d) Borrower agrees to notify Lender promptly and in writing if it learns (i) that any item of the Intellectual Property Rights contained on
SCHEDULE 5.16(a) is likely to be determined to have become cancelled or abandoned other than those Intellectual Property Rights which are not in use or which have no realizable economic value or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Copyright Office, U.S. Patent and Trademark Office and any other appropriate government agencies in foreign jurisdictions, or any court) regarding any Intellectual Property Rights the loss of which would cause a Material Adverse Change.

          (e) In the event that Borrower becomes aware that any item of the Intellectual Property Rights owned by Borrower or exclusively licensed to Borrower is likely to be infringed upon or misappropriated by a third party, Borrower shall promptly notify Lender and shall take such reasonable actions as Borrower or Lender deems appropriate under the circumstances to protect such Intellectual Property Rights, unless any such infringement or misappropriation would not cause a Material Adverse Change or such Intellectual Property Rights which are not in use or which have no realizable economic value. Any expense incurred in connection with such activities shall be borne solely by Borrower.

          (f) For purposes of this Agreement (including, without limitation this SECTION 6.16) and throughout the term of this Agreement, Borrower acknowledges, covenants and agrees that any tradename, trademark, service mark, design or logo containing "Mrs. Fields'", "Great American Cookie Company", "Pretzel Time", and "Pretzelmaker" in either stylized or word form shall remain in use and does have realizable economic value.

     6.17 ESCROWED STOCK. Borrower shall execute and deliver a supplement to the Stock Pledge Agreement and deliver the Stock of Sunshine Pretzel, Peachtree Pretzel and CMBC together with Stock powers endorsed in blank to Lender promptly upon the release of such Stock from that certain escrow held by Elyse E. Rogers, Esq., as Escrow Agent, 3401 North Front Street, P.O. Box 5950, Harrisburg, PA 17110-0950.

     6.18 CASH AND CASH EQUIVALENTS. Borrower shall and shall cause each of its Subsidiaries to deposit into the Cash Management Account all cash and Cash Equivalents in excess of $50,000 in the aggregate held by, on behalf of, or in the name of such Subsidiary except for the cash and Cash Equivalents held in the Corky's Account.

     6.19 CORKY SUBSIDIARIES. Promptly upon payment of the obligations to the Corky's Shareholders, Borrower shall merge each of CMBC, Peachtree Pretzel and Sunshine Pretzel into Borrower and shall deliver evidence in form and substance reasonably satisfactory to Lender of such merger to Lender.

     6.20 COUNTRYSIDE LICENSE AGREEMENT. Borrower shall use commercially best efforts to obtain the consent of Countryside, Inc. ("Countryside") to the Borrower's assignment of all its rights and interest under that certain trademark license agreement dated January 1, 2003 between Countryside and Borrower (which efforts shall not include monetary expenditures in excess of nominal amounts).

7.   NEGATIVE COVENANTS.

     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

     7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except the following;

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

provided, however, in each case, that any of the following also must constitute "Permitted Indebtedness" under and as defined in the Borrower's Indenture.

          (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

          (b)  Indebtedness set forth on SCHEDULE 5.20,

          (c)  Permitted Purchase Money Indebtedness,

          (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this SECTION 7.1 (including accrued and unpaid interest thereon and customary fees, expenses and costs incurred in connection with the refinancing of such Indebtedness) (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender's judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower's creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness;

          (e)  Indebtedness comprising Permitted Investments;

          (f) Indebtedness represented by the notes issued pursuant to the Borrower's Indenture;

          (g) The guaranty by Borrower or any of the Guarantors of Indebtedness of Borrower or a Guarantor that was permitted to be incurred by another clause in this SECTION 7.1 except clause (e);

          (h) Indebtedness represented by the prepayment of Company Store leases permitted under SECTIONS 7.8(e) and 7.21;

          (i) the guaranty by Borrower of operating store lease obligations in the ordinary course of business so long as Borrower is the primary obligor of such lease obligations; and

          (j) additional Indebtedness of Borrower or any of its Subsidiaries in an aggregate principal amount (for Borrower and all Subsidiaries) at any one time outstanding not to exceed $1,000,000 so long as such Indebtedness is not secured by any assets of Borrower or its Subsidiaries.

     7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under SECTION 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

     7.3  RESTRICTIONS ON FUNDAMENTAL CHANGES.

          (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except:

               (i) a Subsidiary of Borrower may merge with another Subsidiary of Borrower; PROVIDED, that in connection with any merger involving a Guarantor the following conditions are satisfied: (1) Lender shall receive at least 20 Business Days' prior written notice of such proposed merger which notice shall include a detailed description of the proposed merger, (2) the surviving entity shall be a Guarantor,
          (3) Lender will be granted a first priority Lien in all assets acquired pursuant to the merger and such Guarantor and Subsidiary shall have executed and delivered all documents and taken all actions as required by Lender, and (4) on or prior to such merger, Lender shall have received, in form and substance reasonably satisfactory to Lender, copies of all merger documents, opinions, certificates, lien search results and other documents reasonably requested by Lender; and

               (ii) a Subsidiary of Borrower may merge with Borrower; PROVIDED, that the following conditions are satisfied: (1) Lender shall receive at least 20 Business Days' prior written notice of such proposed merger which notice shall include a detailed description of the proposed merger, (2) the surviving entity shall be Borrower, (3) Lender will be granted a first priority Lien in all assets acquired pursuant to the merger and such Subsidiary and Borrower shall have executed and delivered all documents and taken all actions as required by Lender, and (4) on or prior to such merger, Lender shall have received, in form and substance reasonably satisfactory to Lender, copies of all merger documents, opinions, certificates, lien search results and other documents reasonably requested by Lender

          (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) provided that Borrower may liquidate, wind up, or dissolve Inactive Subsidiaries which are not Guarantors.

          (c) Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

          (d) Create, form or acquire any Subsidiary other than those Subsidiaries existing as of the Closing Date except that Borrower may form a wholly-owned Subsidiary for

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

the franchise business of GACC after the Closing Date (the "GACC FRANCHISE SUBSIDIARY") so long as the following conditions are satisfied (1) no Event of Default shall have occurred or be continuing, (2) the GACC Franchise Subsidiary principally operates the franchise business related to GACC, (3) the assets transferred to the GACC Franchise Subsidiary are transferred subject to Lender's Lien and Lender is granted a first priority Lien in all assets of the GACC Franchise Subsidiary, (4) Borrower executes and delivers a supplement to the Stock Pledge Agreement with respect to the Stock of the GACC Franchise Subsidiary together with the Stock certificates and Stock powers endorsed in blank to Lender, (5) the GACC Franchise Subsidiary executes and delivers a Guaranty and Subsidiary Security Agreement, (6) counsel for Borrower delivers an opinion to Lender in form and substance satisfactory to Lender, which includes, among other opinions, an opinion that the formation of the GACC Franchise Subsidiary, the transactions contemplated by this SECTION 7.3(d) and the transfer of assets to the GACC Franchise Subsidiary subject to the Lender's Liens do not conflict in or result in a breach of the Indentures and do not require the GACC Franchise Subsidiary to grant a Lien on its assets to the holders of the Indebtedness under the Indentures and (7) Lender shall have received, in form and substance reasonably satisfactory to Lender, copies of all certificates, lien search results and other documents reasonably requested by Lender.

     7.4 DISPOSAL OF ASSETS. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower's or any of its Subsidiaries' assets.

     7.5 CHANGE NAME. Change Borrower's name, FEIN, corporate structure, jurisdiction of organization or identity, or add any new fictitious name; PROVIDED, HOWEVER, that Borrower may change its name or jurisdiction of organization or add any new fictitious name upon at least 30 days prior written notice to Lender of such change and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lender's Liens.

     7.6 GUARANTEE. Except as permitted under SECTION 7.1, guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Lender.

     7.7 NATURE OF BUSINESS. Make any change in the principal nature of its business.

     7.8  PREPAYMENTS AND AMENDMENTS; TERMINATIONS.

          (a) Except in connection with a refinancing permitted by SECTION 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower (including Indebtedness under the notes issued pursuant to the Borrower's Indenture) or any of its Subsidiaries, other than the Obligations in accordance with this Agreement,

          (b) Except in connection with a refinancing permitted by SECTION 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture or other writing evidencing or concerning Indebtedness permitted under SECTIONS 7.1(b), (c) or (e),

          (c) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any Assigned Contract, the Borrower's Indenture, the Parent's Indenture or the Tax Allocation Agreement without Lender's prior written consent,

          (d) Directly or indirectly, materially amend, modify, alter or change any of the terms or conditions of any Franchise Agreement or any of Borrower's or any of its Subsidiaries form franchising and licensing agreements (other than any International Licensing Agreement) existing as of the Closing Date in any manner that would (i) in the aggregate, materially adversely affect Lender, (ii) prohibit the assignment, hypothecation or transfer of Borrower's or any of its Subsidiaries' rights under such agreement or (iii) conflict with Borrower's, or such Subsidiary's obligations under any Loan Document. Notwithstanding anything to the contrary contained herein, Borrower may terminate any Franchise Agreement in the ordinary course of its business in accordance with customary practice; and

          (e) Directly or indirectly, prepay, redeem or otherwise buyout any leases of any Company Stores except in connection with Company Store closings permitted under SECTION 7.21 and only if no Event of Default has occurred or is continuing or would result after giving effect to such prepayment.

     7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control or a "Change of Control" as defined in the Borrower's Indenture.

     7.10 [INTENTIONALLY LEFT BLANK.]

     7.11 DISTRIBUTIONS.

          (a) Make any payment, distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding, or make any distributions or payments to Affiliates, except that:

               (i) any Subsidiary of Borrower may make any payment, distributions and declare and pay dividends to Borrower or to any of Borrower's other Subsidiaries;

               (ii) Borrower may make payments to Parent or MFFB for administrative expenses made in the ordinary course of business; SO LONG AS (1) no Event of Default shall have occurred or be continuing,
          (2) no Event of Default would occur as result of any such payments and
          (3) such payments do not exceed $100,000 annually;

               (iii) Borrower may make payments in an amount equal to the current amount necessary to make regularly scheduled interest payments at the specified contractual rate (but not default interest payments) under the Parent's Indenture;

               (iv) Borrower may make payments to Parent or MFFB with respect to a Taxable Period equal to the LESSER of (1) the actual amount of taxes payable by Parent with respect to its consolidated Federal income tax liability (and any unitary, combined, consolidated or similar state and local taxes) of the Group for such Taxable Period ("ACTUAL TAX PAYABLE") and (2) an amount equal to the product of (x) the Borrower's Share and (y) the Actual Tax Payable; PROVIDED THAT AND SUBJECT TO THE FOLLOWING
          CONDITIONS: (A) no Event of Default shall have occurred or be continuing, (B) no Event of Default shall result after giving effect to any such payment, and (C) Borrower provides 5 Business Days' prior written notice to Lender of any proposed payment with a calculation demonstrating compliance with this Section. The form of any payment permitted under this CLAUSE (iv) may be made by check or wire as required under Section 4 of the Tax Allocation Agreement and any payments permitted under this CLAUSE (iv) shall be made no earlier than five (5) days prior to the due date of such tax payment. To the extent that the amount paid by Borrower to Parent or MFFB pursuant to this CLAUSE (iv) is greater than Borrower's Share of the actual taxes paid by Parent on the due date, then Parent or MFFB, as the case may be, shall immediately return such excess amounts to Borrower;

               (v) Borrower may make payments to the TCBY Entities or in account of the TCBY Entities pursuant to the TCBY Management Agreement for reimbursable obligations thereunder so long as (1) no Event of Default shall have occurred or be continuing, (2) no Event of Default would occur as result of any such payments, and (3) the TCBY Entities reimburse Borrower for such payment within fifteen (15) days of the date Borrower made such payment. In the event the TCBY Entities do not fully reimburse Borrower within such 15 day time period then Borrower shall not make any further payments to the TCBY Entities, whether under the TCBY Management Agreement or otherwise;

               (vi) Borrower may make payments to Affiliates for goods, services and licensing transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate;

               (vii) Borrower make payments, distributions and declare and pay dividend to its Subsidiaries but only to the extent such payments, distributions and dividends are permitted under CLAUSES (i) AND (j) of the definition of Permitted Investments; and

               (viii) Borrower may make interest payments and payments of principal equal to the outstanding principal balance of $607,000 to Parent pursuant to that certain intercompany note dated as of December 29, 2001 so long as such payments are in accordance with that certain pledge agreement dated as of August 24, 1998 by Parent in favor of The Bank of New York.

          (b)  make any payments under the Tax Allocation Agreement other than
(i) payments up to $4,200,000 for the payments set forth in CLAUSE (a)(ii) AND
(iii) above and

(ii) the payments set forth in CLAUSE (iv) above so long as such payments do not exceed amounts permitted under the Tax Allocation Agreement.

          Without limiting the generality of the forgoing, Borrower shall not make any payments, distributions or dividends nor shall it permit any of its Subsidiaries to make any payments, distributions or dividends under the Tax Allocation Agreement or any other agreement or transaction (including those listed on Schedule 7.14) except as permitted by this SECTION 7.11.

     7.12 ACCOUNTING METHODS. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's or any of its Subsidiaries' accounting records without Borrower instructing said accounting firm or service bureau to agree to provide Lender information regarding the Collateral or Borrower's or such Subsidiary's financial condition.

     7.13 INVESTMENTS. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; PROVIDED, HOWEVER, that Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in any Deposit Account or Securities Account in excess of $50,000 outstanding at any one time or in excess of $115,000 in that certain Deposit Account No. 01481-03916 with Bank of America, N.A. (the "Corky's Account") unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments, as Lender shall determine in its Permitted Discretion, to perfect (and further establish) the Lender's Liens in such Permitted Investments; and PROVIDED, FURTHER that Borrower and the applicable bank shall enter into a Control Agreement governing the Corky's Account once the obligations to the Corky's Shareholders have been satisfied.

     7.14 TRANSACTIONS WITH AFFILIATES. Other than as set forth on SCHEDULE 7.14, directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

     7.15 SUSPENSION. Suspend or go out of a substantial portion of its business except as permitted under SECTIONS 7.21 and 7.22.

     7.16 [INTENTIONALLY LEFT BLANK.]

     7.17 USE OF PROCEEDS. Use the proceeds of the Advances or the L/C Advances for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof and permitted hereunder, for its lawful and permitted purposes

(including making interest payments (other than default interest) due under the Borrower's Indenture).

     7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Lender and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Lender's Liens and uses commercially reasonable efforts to provide to Lender a Collateral Access Agreement with respect to such new location.

     7.19 SECURITIES ACCOUNTS. Establish or maintain any Securities Account unless Lender shall have received a Control Agreement in respect of such Securities Account. Borrower shall not transfer assets out of any Securities Account; PROVIDED, HOWEVER, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

     7.20 FINANCIAL COVENANTS.

          (a)  Fail to maintain:

               (i) MINIMUM ADJUSTED EBITDA. Adjusted EBITDA, measured on a Fiscal Quarter-end basis, for the trailing twelve (12) month period most recently ended, of Borrower and its Subsidiaries, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

          APPLICABLE AMOUNT        FISCAL PERIOD ENDING
          -----------------        --------------------
              $20,600,000             December 2002
              $20,600,000               March 2003
              $22,300,000               June 2003
              $23,300,000             September 2003
              $22,000,000             December 2003
              $22,300,000               March 2004
              $22,800,000               June 2004
              $23,600,000             September 2004
              $23,800,000             December 2004

               (ii) LEVERAGE RATIO. A Leverage Ratio, measured on a Fiscal Quarter-end basis, for the trailing twelve (12) month period most recently ended of Borrower and its Subsidiaries of not more than:

          QUARTER ENDING                                 APPLICABLE AMOUNT
          -----------------------------------------      -----------------
          December 2002                                        7.5

          March 2003                                           7.5

          June 2003 and for each quarter thereafter            7.0
          through and including June 2004

          September 2004                                       6.5

          December 2004                                        6.5

               (iii) FIXED CHARGE COVERAGE RATIO. A Fixed Charge Coverage Ratio, measured on a Fiscal Quarter-end basis for the trailing twelve (12) month period most recently ended of Borrower and its Subsidiaries of not less than:

          QUARTER ENDING                                 APPLICABLE AMOUNT
          ------------------------------                 -----------------
          December 2002                                       0.77
          March 2003                                          0.77
          June 2003                                           0.87
          September 2003                                      0.89
          December 2003                                       0.82
          March 2004                                          0.89
          June 2004                                           0.94
          September 2004                                      0.99
          December 2004                                       1.03

          (b)  Make:

               (i) CAPITAL EXPENDITURES. Capital expenditures in excess of the amount set forth in the following table for the applicable period:

          December 2002       Fiscal Year 2003             Fiscal Year 2004
          -------------       ----------------             ----------------
          $350,000            $4,300,000 for the           $4,300,000 for the Fiscal
                              Fiscal Year                  Year but no more than
                                                           $1,500,000 in any one
                                                           Fiscal Quarter

          PROVIDED, THAT to the extent the capital expenditures are less than $4,300,000 for Fiscal Year 2003 the amount of permissible capital expenditures for Fiscal Year 2004 shall be increased by the difference between $4,300,000 and the actual amount of capital expenditures for Fiscal Year 2003.

     7.21 STORE CLOSINGS. Close any of the Company Stores, provided that so long as no Event of Default shall have occurred or be continuing, (a) Borrower and any of its Subsidiaries may close those Company Stores whose store location leases have expired pursuant to the terms thereof and not as a result of any action by Borrower or such Subsidiary that directly or indirectly causes any such lease to terminate before its stated term and Borrower delivers a Store Closing Compliance Certificate to Lender five (5) Business Days prior to such closing and (b) Borrower and any of its Subsidiaries may close up to an aggregate of 40 Company Stores per calendar year (but not more than an aggregate of 15 Company Stores during any calendar quarter) so long as each Company Store closed pursuant to this CLAUSE (b) generated a negative Store Contribution Margin for the preceding 12 month period, determined as of the date of such Company Store's closure and Borrower delivers a Store Closing Compliance Certificate to Lender five (5) Business Days prior to such closing.

     7.22 COMPANY STORE SALE TRANSACTIONS. Enter into, either, directly or indirectly, any Company Store Sale; PROVIDED, HOWEVER, that Borrower or any of its Subsidiaries may enter into Company Store Sale transactions (a) for the period from the Closing Date through and including December 31 2003 involving up to an aggregate of 80 Company Stores during such period and (b) for the period of January 1, 2003 through and including the Maturity Date involving up to an aggregate of 80 Company Stores during such period but no more than an aggregate of 20 Company Stores during any calendar quarter so long as in each case:

               (i)  no Event of Default shall have occurred or be continuing,

               (ii) on the date of any such proposed Company Store Sale, Borrower has at least $2,000,000 in Availability or unrestricted cash on hand after giving effect to such Company Store Sale,

               (iii) on a cumulative basis commencing on the Closing Date, Borrower shall receive cash proceeds equal to at least 3 times (3x) the Store Contribution

          Margin for the preceding 12 month period less the pro forma royalty rate which would have been paid by the franchisee in the preceding 12 month period had the franchisee owned the Company Store,

               (iv) with respect to all Company Store Sales that have been consummated pursuant to this SECTION 7.22, the pro-forma present value of the aggregate future royalty payments (which shall include the initial cash purchase price) generated by all such outlets subject to a Company Store Sale for the 60 month period following the date of any such proposed Company Store Sale shall exceed the pro-forma present value of all such sold retail outlets' Store Contribution Margins for such 60 month period, and

               (v) Borrower delivers a Company Store Sale Compliance Certificate to Lender five (5) Business Days prior to such Company Store Sale.

     7.23 INTELLECTUAL PROPERTY. Without limiting the generality of SECTIONS 7.2 AND 7.4, create, incur, assume or permit to exist, directly or indirectly, any Lien with respect to or convey, sell, lease, license, assign, transfer or otherwise dispose of any interest (except for Permitted Dispositions) in any Intellectual Property Rights owned or exclusively licensed by Borrower or any of its Subsidiaries, including, without limitation, those Intellectual Property Rights listed on SCHEDULE 5.16(a).

8.   EVENTS OF DEFAULT.

     Any one or more of the following events shall constitute an event of default (each, an "EVENT OF DEFAULT") under this Agreement:

          (a) If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

          (b) (i) If Borrower or any of its Subsidiaries or any Guarantor fails to perform, keep or observe any term, provision, condition, covenant, or agreement contained in SECTION 6.6 (Maintenance of Properties) of this Agreement, and such failure continues for a period of five (5) days; (ii) if Borrower or any of its Subsidiaries or any Guarantor fails to perform, keep or observe any term, provision, condition, covenant, or agreement contained in
SECTION 6.1 (Accounting System), 6.9 (Location of Inventory and Equipment), 6.10 (Compliance with Laws), 6.11 (Leases), or 6.12 (Broker Commissions) of this Agreement, and such failure continues for a period of ten (10) days; or (iii) if Borrower or any of its Subsidiaries or any Guarantor fails to perform, keep, or observe, in any material respect, any other term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents other than any such term, provision, condition, covenant or agreement that is the subject of another provision of this SECTION 8 in which such other provision of this SECTION 8 shall govern;

          (c) If any material portion of Borrower's or any Guarantor's assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

          (d) If an Insolvency Proceeding is commenced by Borrower, any Guarantor or any of their Subsidiaries;

          (e) If an Insolvency Proceeding is commenced against Borrower, any Guarantor or any of their Subsidiaries, and any of the following events occur:
(a) Borrower or such Guarantor or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed or vacated within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder,
(d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower, any Guarantor or any of their Subsidiaries, or (e) an order for relief shall have been entered therein;

          (f) If Borrower or any Guarantor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          (g) If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's or any Guarantor's assets with a value in excess of $100,000 by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's or any Guarantor's assets and the same is not paid before such payment is delinquent;

          (h) If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's or any Guarantor's assets;

          (i) If (a) an "Event of Default" (as defined in the Parent's Indenture) has occurred and is continuing under the Parent's Indenture, (b) an "Event of Default" (as defined in the Borrower's Indenture) has occurred and is continuing under the Borrower's Indenture, or (c) there is a default in any other material agreement to which Borrower, or any Guarantor is a party and such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower's or any Guarantor's obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

          (j) If Borrower or any Guarantor makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          (k) If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to Lender by Borrower or any Guarantor or any officer, employee, agent, or director of Borrower or any Guarantor;

          (l) If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor thereunder; or

          (m) If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

          (n) Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any Guarantor, or a proceeding shall be commenced by Borrower, any Guarantor or by any Governmental Authority having jurisdiction over Borrower or any Guarantor, seeking to establish the invalidity or unenforceability thereof, or Borrower or any Guarantor shall deny that Borrower or any Guarantor has any liability or obligation purported to be created under any Loan Document.

9.   LENDER'S RIGHTS AND REMEDIES.

     9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do any one or more of the following, all of which are authorized by Borrower:

          (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

          (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Lender's Liens in the Collateral and without affecting the Obligations;

          (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower's Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses properly incurred or expended in connection therewith;

          (e) Cause Borrower to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other assets of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Lender;

          (f) Without notice to or demand upon Borrower or any Guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Lender so requires, and to make the Personal Property Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Borrower authorizes Lender to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender's determination appears to conflict with the Lender's Liens and to pay all expenses properly incurred in connection therewith and to charge Borrower's Loan Account therefor. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

          (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

          (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

          (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit;

          (j) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

          (k) Lender shall give notice of the disposition of the Personal Property Collateral as follows:

               (i) Lender shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

               (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in SECTION 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

          (l)  Lender may credit bid and purchase at any public sale; and

          (m) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

          (n) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

          (o) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender to Borrower.

     9.2 REMEDIES CUMULATIVE. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.  TAXES AND EXPENSES.

     If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower's Loan Account as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with SECTION 6.8 hereof, obtain and maintain insurance policies of the type described in SECTION 6.8 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.  WAIVERS; INDEMNIFICATION.

     11.1 DEMAND; PROTEST. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

     11.2 LENDER'S LIABILITY FOR COLLATERAL. Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or
(iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

     11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"). Without limitation, the foregoing indemnity shall apply to each Indemnified Person with respect to Indemnified Liabilities which in whole or in part are caused by or arise out of any negligent act or omission of such Indemnified Person or of any other Person. The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this SECTION 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.

12.  NOTICES.

     Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Lender, as the case may be, at its address set forth below:

     If to Borrower:     MRS. FIELDS' ORIGINAL COOKIES, INC.
                         2855 East Cottonwood Parkway, Suite 400
                         Salt Lake City, Utah 84121
                         Attn: General Counsel and Treasurer
                         Fax No. 801.736.5953

     If to Lender:       FOOTHILL CAPITAL CORPORATION
                         2450 Colorado Avenue
                         Suite 3000 West
                         Santa Monica, California  90404
                         Attn: Structured Finance Group Manager
                         Fax No. 310.453.7442

     with copies to:     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                         515 South Flower  Street, 25th Floor
                         Los Angeles, California 90071
                         Attn: Hydee R. Feldstein, Esq.
                         Fax No. 213.627.0705

     Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this SECTION 12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

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          (b)  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN
CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

          (c) BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.  ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

     14.1 ASSIGNMENTS AND PARTICIPATIONS.

          (a) Lender may assign and delegate to one or more assignees (each an "ASSIGNEE") all, or any ratable part of all, of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents and, subject to the last sentence of this SECTION 14.1(a), may do so with the prior written consent of Borrower (which such consent shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an appropriate assignment and acceptance agreement. Lender may assign all or any ratable part of all of the Obligations without Borrower's consent if (i) an Event of Default shall have occurred or be continuing, (ii) substantially all of the assets of Lender are being sold or otherwise transferred, or (iii) the proposed Assignee is an Affiliate of Lender.

          (b) From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance agreement, shall have the assigned and delegated

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rights and obligations of Lender under the Loan Documents, and (ii) Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned and delegated by it pursuant to such assignment and acceptance agreement, relinquish its rights (except with respect to SECTION 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of Lender's rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrower and the Assignee.

          (c) Immediately upon Borrower's receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

          (d) Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "PARTICIPANT") participating interests in the Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) Lender shall remain the "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender shall not constitute a "Lender" hereunder or under the other Loan Documents and Lender's obligations under this Agreement shall remain unchanged,
(ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and continuation of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.

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          (e)  In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower's business and such Participant shall be bound by the confidentiality provisions set forth in SECTION 16.10.

          (f) Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge oR security interest in any manner permitted under applicable law.

     14.2 SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void AB INITIO. No consent to assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to
SECTION 14.1 hereof and, except as expressly required pursuant to SECTION 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.  AMENDMENTS; WAIVERS.

     15.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender, any Assignee, as applicable, and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     15.2 NO WAIVERS. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.  GENERAL PROVISIONS.

     16.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

     16.2 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

     16.3 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be

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construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

     16.4 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     16.5 WITHHOLDING TAXES. All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of Lender, or (ii) to the extent that such tax results from a change in the circumstances of Lender, including a change in the residence, place of organization, or principal place of business of Lender, or a change in the branch or lending office of Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "TAXES"). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this SECTION 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; PROVIDED, HOWEVER, that Borrower shall not be required to increase any such amounts payable to Lender if the increase in such amount payable results from Lender's own willful misconduct or gross negligence. Any request by Lender for payment of any amount under this Section 16.5 shall be accompanied by a certification that (i) Lender's claim for said amount is generally consistent with Lender's treatment of similarly situated customers of Lender whose transactions with Lender are similarly affected by the change in circumstances giving rise to such payment, and (ii) identifies with reasonable specificity the basis for calculation of such amount, but such Lender shall not be required to disclose any confidential or proprietary information therein. Borrower will furnish to Lender as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

     16.6 [Intentionally left blank.]

     16.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity,

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enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document MUTATIS MUTANDIS.

     16.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "VOIDABLE TRANSFER"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     16.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     16.10 CONFIDENTIALITY. Lender agrees to maintain as confidential all confidential information provided to it by Borrower and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Obligations; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this SECTION 16.10 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in CLAUSE (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advise of such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; or (f) that ceases to be confidential through no fault of Lender or that has become public by disclosures made by Persons other than Lender.

                           [SIGNATURE PAGE TO FOLLOW.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                        MRS. FIELDS' ORIGINAL COOKIES, INC.,
                                        a Delaware corporation

                                        By: /s/ MICHAEL R. WARD
                                            ----------------------------
                                        Name: Michael R. Ward
                                        Title: Senior Vice President

                                        FOOTHILL CAPITAL CORPORATION,
                                        a California corporation

                                        By: /s/ RHONDA NOELL
                                            ----------------------------
                                        Name: Rhonda Noell
                                        Title: Senior Vice President


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